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Stratex Networks, Inc.

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120 Rose Orchard Way,

San Jose, California 95134

LETTER TO OUR STOCKHOLDERS

July 8, 2005

To My Fellow Stockholders:

We continued the transformation of Stratex Networks in Fiscal 2005, completing a critical step to return the company to an increasingly competitive and valued enterprise. This multi-year strategy that began in 2002 has encompassed change across every part of the company and its products.

Fiscal 2005 was a particularly important year because it was the first significant test of the popularity of the new Eclipse platform. Against that backdrop, Stratex achieved a dramatic ramp for a new product offering with the introduction of the Eclipse™ wireless transmission platform. The company also reduced its cost of doing business while positioning itself for significant margin expansion and profitability. Stratex Networks continued to introduce new product advances every quarter, much of that innovation taking us into new market segments. While the company did not close the year with the overall financial results we had targeted, it is clear that our strategic achievements have established the financial footing to deliver substantially stronger financial results going forward.

Fiscal Year Financial Results

Fiscal year 2005 revenues were $180.3 million compared with $157.3 million in the prior year, an increase of 15 percent. Net loss for 2005 was $45.6 million, or a loss per share of $0.51, compared with a loss of $37.1 million, or a loss per share of $0.44 in 2004. Due to the degree of restructuring of our business, included in these results were substantial restructuring charges and certain reserves associated with our legacy product lines. While these charges and reserves impacted FY05 results, the actions have put Stratex in a better financial position going into FY06 and set the stage, we believe, for steady financial improvements in FY06.

The many changes that we made were driven by a conversion to a solutions-based approach based on a new product platform concept called Eclipse. This platform differs from traditional approaches because of its degree of functional commonality across a large number of customer solutions, its highly software- and signal-processing driven architecture, and its software-based flexibility in our customers’ environments. As a result, Eclipse is replacing almost all of our legacy point-to-point microwave radio products. This allows us to streamline the way we do business and employ a more cost-effective overall delivery system. It has also allowed us to complete the move to an outsourced hardware manufacturing model for all of our products, including Eclipse and the Velox® LE product line, which we acquired in fiscal 2004. Finally, this new architecture has enabled us to reduce our overall operating expenses due to product development efficiencies, and to reduce our general and administrative expenses due to the operating efficiencies realized from a uniform product platform approach. As a result of these actions, we have improved the company’s cost structure, with expected annualized savings of between $7 million and $8 million beginning in the June quarter of calendar 2005.

Always mindful of our balance sheet during this transition and as we invested in the future, we continued to focus on key balance sheet metrics, most importantly our cash available for the continued, successful ramp of Eclipse. In September 2004, we raised net proceeds of $22.9 million in a private placement, and in May of 2005 we negotiated an extension of our $35 million credit facility to April 2007. As part of the extension of the credit facility we also expanded our working capital credit line portion of this facility, thus providing us with additional funds to support the increase in Eclipse business.

Eclipse—The New Wireless Architecture

Eclipse has established a new way of providing high-speed wireless transmission to not only our existing customer base, but also to a new group of customers who have found Eclipse’s value in providing a highly cost-effective and flexible solution to building data networks. By almost any measure, the products derived from the Eclipse platform have been highly popular in the first full year of commercial shipments. Based on the increased order rates for Eclipse—$31 million in the fourth fiscal quarter, an increase of 400 percent from the beginning of fiscal 2005—we believe this platform is driving volume to the critical mass needed to deliver improved financial results. As we complete our annual report to stockholders, Eclipse has shipped to more than 80 customers in over 70 countries. Going forward, our plans remain focused on conversion of our business to an Eclipse-based model, optimizing our resources, and expanding our market opportunities.

At the beginning of the fiscal year, our strategic plan called for technology enhancements—both hardware and software—to be introduced on a quarterly basis. This has been a key goal in rapidly expanding Eclipse’s market footprint. It is with great pride in our staff that I can say we met this aggressive and very critical target. This objective stands and we are committed to meeting these goals in the coming year to maintain our competitive advantage.

In the past fiscal year, we introduced Eclipse software upgrades and new hardware modules every quarter, expanding our served market. These upgrades and new capabilities are many, and demonstrate the power of the Eclipse approach:

•	“Super PDH” allows customers to upgrade their transmission to fiber speeds without the complexity and cost of synchronous networks;

•	“Liquid Bandwidth” enables a superior Ethernet transport solution for high-speed data backhaul and an elegant way of implementing mixed voice/data networks;

•	Eclipse Quattro™, an ultra-high capacity extension to Eclipse, offers an alternative to traditional trunking radio systems;

•	Self-healing ring architecture, for both synchronous and non-synchronous networks, is implemented in software features. The non-synchronous feature is a significant breakthrough, offering a highly cost-effective method for building 100 Mbps Ethernet rings;

•	Eclipse Gigabit Ethernet, a new solution for ultra high-speed Ethernet transport, features layer 2 switching, QoS (Quality of Service) management, and other data features normally requiring additional cost in other devices;

•	New network management software releases make our overall network management solutions among the best in the industry.

Also, importantly, at the end of our fiscal 2005, Stratex Networks began shipping a new Network Edge solution, the Eclipse E100, which better addresses a large portion of today’s market known as the access market. Customer acceptance of this solution was strong, evidenced by the E100 capturing 35 percent of total Eclipse unit shipments in the fourth fiscal quarter. We expect that this low-cost version will expand our market opportunities, enabling Stratex Networks to compete in more regions of the world, providing a valuable capability to our customers, and delivering improved financial performance for Stratex Networks.

The result of all of these upgrades and feature enhancements was significant growth in Eclipse sales every quarter. By fourth quarter, Eclipse sales reached approximately 40 percent of product sales, or about $15 million in the quarter, in line with our stated objective at the beginning of the fiscal year.

Expanded Market Opportunities

Stratex Networks has long been one of the top independent suppliers to our traditional markets. In fiscal 2005, the company made gains in executing its strategy to expand its presence in adjacent markets.

These markets include the data transmission, license exempt point-to-point, and trunking markets, all of which can expand the company’s served available market opportunities to more than $3.0 billion by the end of 2006.

The company’s presence in the data transmission market via Eclipse, a market essentially untapped by Stratex, has resulted in significant revenue gains. By the end of fiscal 2005, data centric applications accounted for $25 million of Stratex Networks’ annual revenue and a significant number of new customers who had previously not used Stratex products. The company also expanded the Velox™ license-exempt wireless transmission platform to include four ranges of transmission capacity that increases the addressable market opportunities for these solutions.

Outlook for Fiscal 2006

Our major tasks in fiscal 2005 were threefold:

•	Commercially ramp Eclipse and expand capabilities each quarter to increase market share and maintain our competitive advantage,

•	Enter new market segments that will expand our opportunities beyond our traditional short haul mobile market, and

•	Drive down the overall operating costs of the corporation.

We believe that we have accomplished these strategic goals. We have now turned our primary attention to completing the transition and delivering strong financial results as planned.

We are excited at the prospects for the continued successful ramp of Eclipse products as witnessed by the strong customer acceptance of this new nodal wireless transmission architecture, and demonstrated by the four consecutive quarters of Eclipse revenue growth in fiscal 2005. In addition, we have tightened our cost structure and strengthened our access to working capital, enabling us to compete more effectively. As a result of these actions and the success of Eclipse, we look forward to returning to sustained profitability in fiscal 2006.

This degree of product transition is significant, and this has been challenging. We believe a large portion of the transition is behind us now as evidenced by the ramp of Eclipse. We need to remain vigilant and manage the transition from lower-margin legacy products to Eclipse, and are committed to doing so.

I’d like to express my appreciation for the energy, the innovative talent and the support of our employees during this transformation, especially over the past year. I believe our combined efforts will continue to deliver a more competitive, cost-effective set of solutions to our customers and partners, and will enable us to unlock shareholder value for our stockholders in fiscal 2006 and beyond.

CHARLES D. KISSNER Chairman and Chief Executive Officer

Safe Harbor Statement

This Letter to Stockholders contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding future financial performance including but not limited, projections of financial stability and profitability, during fiscal year 2006, and the continued successful ramp-up of Eclipse. Please refer to the associated risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, on file with the Securities and Exchange Commission.

Notice of Annual Meeting of Stockholders

Proxy Statement

STRATEX NETWORKS, INC.

120 Rose Orchard Way,

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 9, 2005

The annual meeting of stockholders of Stratex Networks, Inc., a Delaware corporation (the “Corporation” or “the Company”), will be held at our principal executive offices located at 120 Rose Orchard Way, San Jose, California, on Tuesday, August 9, 2005, at 2:30 p.m., local time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. Elect six directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified;

2. Approve an amendment and restatement of the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares reserved for issuance under the Purchase Plan by 900,000.

3. Ratify the selection of Deloitte & Touche LLP as the Corporation’s independent auditors.

4. Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 13, 2005, are entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited and encouraged to attend the annual meeting. Whether or not you attend in person, to ensure your representation at the annual meeting, please carefully read the accompanying proxy statement describing the matters to be voted on at the annual meeting. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you submit your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement. The prompt return of your proxy card will assist us in preparing for the annual meeting.

We look forward to seeing you at the annual meeting.

Sincerely yours,

CHARLES D. KISSNER
Chairman and Chief Executive Officer.

San Jose, California

July 8, 2005

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

STRATEX NETWORKS, INC.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stratex Networks, Inc., a Delaware corporation, (the “Corporation” or the “Company”) for the annual meeting of stockholders to be held at 2:30 p.m., local time, on Tuesday, August 9, 2005, and any adjournment or postponement thereof. The annual meeting will be held at our principal executive offices located at 120 Rose Orchard Way, San Jose, California. The telephone number at that location is (408) 943-0777. These proxy materials were first mailed on or about July 8, 2005, to our stockholders entitled to notice of, and vote at, the annual meeting.

All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 or through the Commission’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the annual meeting are summarized in the preceding notice of annual meeting of stockholders. Each proposal is described in more detail in a subsequent section of this proxy statement.

Record Date

The close of business on June 13, 2005 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our common stock, par value $0.01 per share, entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Revocability of Proxies

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering a written notice of revocation to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices; (ii) executing and delivering a proxy bearing a later date to our Assistant Secretary; or (iii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

Voting Rights of Stockholders

Each outstanding share of our common stock on the Record Date is entitled to one vote on all matters to come before the annual meeting. As of the close of business on the Record Date, there were 94,885,739 shares of common stock outstanding and entitled to vote on all proposals presented at the annual meeting, held by 390 stockholders of record. The presence at the annual meeting of a majority of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent, Mellon Investor Services LLC, will tabulate votes cast by proxy. A representative of our transfer agent will act as the inspector of elections for the annual meeting and will tabulate the votes cast in person at the annual meeting.

If you are unable to attend the annual meeting, you may vote by proxy. When your proxy card is returned properly completed, it will be voted pursuant to your instructions set forth on the proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by the proxy will be voted “FOR” the director nominees and the other proposals to be presented at the annual meeting, and will be voted in the proxy holders’ discretion as to such other matters that may properly come before the annual meeting. If you choose to vote by proxy, then the proxy card you submit will continue to be valid at any adjournment or postponement of the annual meeting.

Required Vote for Approval

The director nominees will be re-elected by a plurality of the votes cast. Our stockholders may not cumulate votes in the re-election of the director nominees. The director nominees receiving the highest number of affirmative votes of the shares present in person or by proxy at the annual meeting and entitled to vote will be elected. The ratification of the Corporation’s independent auditors shall be by a majority of the shares present in person or by proxy at the annual meeting.

Quorum, Abstentions and Broker “Non-Votes”

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Routine matters include the election of directors and the ratification of auditors. As a result, with respect to proposal 1, which requires a plurality vote, broker “non-votes” will have no effect. With respect to proposals 2 and 3 which requires the affirmative vote of a majority of our common stock present and entitled to vote, and because abstentions will be included in the tabulation of shares of our common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions will have the same effect as negative votes on proposals 2 and 3.

Householding of Annual Meeting Material

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s Assistant Secretary, Carol A. Goudey, at (408) 943-0777 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Cost of Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending these proxy materials to beneficial owners of our common stock. We may supplement the original solicitation of proxies by mail, by solicitation by telephone, telegram or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Requirements for Stockholder Proposals Including Nominations of Candidates for the Board of Directors to be Brought Before an Annual Meeting

For stockholder proposals, including the nomination of director candidates, to be considered properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices. To be timely for the 2006 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Assistant Secretary not less than 60 days or more than 90 days prior to the annual meeting. However, in the event that a stockholder’s notice of annual meeting is given less than 70 days prior to the annual meeting or the date public disclosure of such annual meeting was made and in order for such stockholder’s notice to be considered timely for the 2006 annual meeting, such notice must be delivered to or mailed and received by our Assistant Secretary no later than (i) the close of business on the tenth (10th) day following the day on which the notice of the date of such annual meeting was mailed, or (ii) the date public disclosure of such annual meeting was made. A stockholder’s notice must accompany any stockholder proposal and will set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at our 2006 annual meeting of stockholders must be received by our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices, no later than March 8, 2006, in order to be considered for inclusion in our proxy materials for the 2006 annual meeting.

Discretionary Authority

The proxies to be solicited by our Board of Directors for the 2006 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by March 22, 2006.

EXECUTIVE OFFICERS

The following table sets forth information regarding our senior executives who report directly to the Chief Executive Officer and other officers as of March 31, 2005.

Name	Title	Age
Charles D. Kissner	Chairman and Chief Executive Officer	57
Carl A. Thomsen	Senior Vice President, Chief Financial Officer and Secretary	60
John C. Brandt*	Vice President, Global Operations	48
Carol A. Goudey	Treasurer and Assistant Secretary	57
Paul A. Kennard	Vice President, Corporate Marketing and	54
	Chief Technical Officer
Ryan R. Panos*	Vice President, Worldwide Sales and Service	42
Juan B. Otero	General Counsel and Assistant Secretary	41
Gregory L. Overholtzer	Corporate Controller	48

Mr. Charles D. Kissner. See description, page 5.

Mr. Carl A. Thomsen joined us in February 1995 as our Vice President, Chief Financial Officer and Secretary. He was promoted to Senior Vice President in April 1999. He was previously Senior Vice President and Chief Financial Officer of Measurex Corporation, a manufacturer of sensor-based process control systems, now a part of Honeywell International. Mr. Thomsen has served on the board of PCTEL, a wireless equipment company, since May 2001.

Mr. John C. Brandt joined us in August 1997 as our Corporate Controller. He was promoted to Vice President, Corporate Controller in April 1999, and then to Vice President, Finance in April 2003. Prior to joining us, he worked at Measurex Corporation in the positions of Controller, Manager of Internal Audit, Manager of Financial Planning, and Manager of Corporate Reporting and Accounting from 1981 to 1997.

*	In December 2004, Mr. Brandt was appointed Vice President, Global Operations.

Ms. Carol A. Goudey joined us in April 1996 as our Treasurer and was additionally appointed Assistant Secretary in May 1996. Prior to joining us, she served as Acting Treasurer of California Micro Devices Corporation from 1994 to 1996. Ms. Goudey also held the position of Corporate Treasurer at both Ungermann-Bass, Inc. and System Industries, Inc. MS. Goudey holds a B.A. degree in mathematics from San Jose State University.

Mr. Paul A. Kennard joined us in April 1996 as our Vice President, Engineering. He was appointed as our Chief Technical Officer and Vice President, Corporate Marketing in October 1998. He was re-appointed as our Chief Technical Officer and appointed as Vice President, Strategy in April 2000. In December 2004 he was appointed Vice President, Corporate Marketing and Chief Technology Officer. Prior to joining us, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, where he served as a Director of the Signal Processing Technology, and as Senior Vice President of Engineering for the Microwave Network Systems Division.

Mr. Ryan R. Panos joined us in March 1996 as our Director of Business Development. He was promoted to Vice President, Global Accounts in April 1998 and in April 1999 he was appointed as our Vice President, North American Sales. In December 2000, Mr. Panos was appointed as our Vice President, Worldwide Sales and Service. Prior to joining us, Mr. Panos served as Regional Sales Manager at M/A-COM, Inc., a manufacturer of radio and microwave communications products, from March 1992 to March 1996.

*	On April 15, 2005, the Company entered into a separation agreement (the “Agreement”) with Mr. Panos, setting forth the terms of Mr. Panos’ cessation of service as of April 30, 2005. Mr. Larry M. Brittain was appointed Vice President, Worldwide Sales and Service on April 4, 2005.

Mr. Juan B. Otero joined the Company in July 2002 as Director, Corporate Legal Affairs. He was promoted to General Counsel in July of 2004 and to General Counsel and Assistant Secretary in February of 2005. Prior to joining Stratex Networks, Mr. Otero was Director and Senior Counsel for Compaq Computer Corporation and the Hewlett-Packard Company, and Corporate Counsel for Hitachi Data Systems. Mr. Otero has also practiced law both in the private and public sectors. Mr. Otero holds a B.A. degree in International Relations from the University of California, Davis, and a J.D. from the University of Colorado School of Law. Mr. Otero is a member of the board of the Child Abuse Prevention Center.

Mr. Gregory L. Overholtzer joined the Company in February 2005 as Corporate Controller. Prior to joining us he was Chief Financial Officer for Polymenr Technology Group from September 1998 to January 2005. He is Academic Relations Chair of the Silicon Valley Chapter of Financial Executives International. Mr. Overholtzer holds a B.A. and M.B.A. from the University of California, Berkeley.

BOARD STRUCTURE AND CORPORATE GOVERNANCE PRINCIPLES

Stratex Networks believes in and is committed to sound corporate governance principles. For many years the Company has had a Business Code of Conduct applicable to the Company and its subsidiaries. In addition, consistent with its commitment to and continuing evolution of corporate governance principles the Company adopted a Code of Ethics, amended its Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters, and adopted new corporate governance guidelines. These were attached to our 2004 Proxy Statement and are available at www.stratexnet.com. No major amendments to the referenced documents were made during fiscal year 2005.

Board Meetings and Committees

During the fiscal year ended March 31, 2005, our Board of Directors held five meetings. During the same period, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director, and (ii) the total number of meetings of all committees of the Board of Directors on which such director served during the period for which he was a director. Each of our current directors is independent except the Chairman of the Board and Chief Executive Officer. The Board has determined that each of the members of each of the committees has no material relationship with the Corporation and is independent within the Corporation’s director independence standards and consistent with Rule 10A-3 of the 1934 Act and the Nasdaq National Stock Market listing requirements.

The Board of Directors is composed of seven members, six of which are independent:

Name	Title	Age
Charles D. Kissner	Chairman and Chief Executive Officer	57
Richard C. Alberding	Lead Director	74
John W. Combs	Director	57
William A. Hasler	Director	63
James D. Meindl, PhD	Director	72
V. Frank Mendicino	Director	65
Edward F. Thompson	Director	66

Board of Directors

Mr. Charles D. Kissner currently serves as Chairman and Chief Executive Officer. Mr. Kissner joined us as our President and Chief Executive Officer and was elected a director in July 1995 and Chairman in August 1996. He served as our Chief Executive Officer from July 1995 to May 2000 and again since October 2001. Prior to joining us, he served as Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, from July 1993 to July 1995. Prior to that, he was executive vice president of Fujitsu Network Switching, Inc., and held several key positions at AT&T (now Lucent Technologies) in general management, finance, sales, marketing, and engineering. Mr. Kissner is currently Chairman of the Board of Directors of SonicWALL, Inc., a provider of Internet security appliances. Mr. Kissner serves also on the Advisory Board of Santa Clara University’s Leavey School of Business.

Mr. Richard C. Alberding has served as a director since July 1993 and as Co-Chairman of our Board of Directors and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Alberding retired from Hewlett-Packard Company in 1991, where he had served since 1984 as an Executive Vice President responsible for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate-level marketing activities. He also served on Hewlett-Packard’s Executive Committee. Mr. Alberding currently serves on the boards of SyBase, Inc., a computer database and tools company, QuickEagle, a network tools company, PCTEL, a wireless equipment company, and several private companies and organizations. Mr. Alberding is a trustee of the Cazenovia College.

Mr. John W. Combs has served as a director since May 1997. Mr. Combs is currently President and Chief Executive Officer of Shoretel, a voice-over-IP (VoIP) technology solutions company. Mr. Combs served as Chairman and Chief Executive Officer of Littlefeet, Inc., a distributed cover technology company, from July 2001 to January 2004. From September 1999 to July 2001, Mr. Combs served as President and Chief Executive Officer of Internet Connect, a broadband networking solutions provider. Mr. Combs served as President, Southwest Area, for Nextel Communications, Inc., a wireless digital communications system provider, from June 1993 to September 1999. Prior to Nextel Communications, Mr. Combs was President of Mitel Inc., a manufacturer of private branch exchanges. Currently, Mr. Combs serves on the board of Infosonics Corporation, a privately held distribution and services company in the wireless telecommunications industry.

Mr. William A. Hasler was the co-Chief Executive Officer of Aphton Corp, a biopharmaceutical company from 1998 to 2003. From 1991 to 1998, Mr. Hasler was the Dean of both the Graduate and Undergraduate Schools of Business at the University of California, Berkeley. Prior to his deanship at UC Berkeley, Mr. Hasler was the Vice Chairman of KPMG Peat Marwick. Mr. Hasler serves on the boards of Solectron Corporation, a provider of electronics manufacturing services, Ditech Communications Corp., a supplier of telecommunications equipment, and Genitope Corporation, a biopharmaceutical company. He is also a trustee of the Schwab Funds, and a trustee of Pomona College.

Dr. James D. Meindl has served as a director since November 1995. Dr. Meindl has held the Joseph M. Pettit Chaired Professorship in Microelectronics at the Georgia Institute of Technology since 1993. Prior to his professorship, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost at Rennselaer Polytechnic Institute, from 1986 to 1993. Dr. Meindl serves on the boards of SanDisk Corp., a company which designs, develops and markets flash memory data storage products, and Zoran Corp., a semiconductor and related devices company.

Mr. V. Frank Mendicino has served as a director since October 1998. Mr. Mendicino served as a director of Innova Corporation from July 1989 and as its Chairman from February 1992 until October 1998, when the merger of our Company and Innova was consummated. Mr. Mendicino has served as a General Partner of Woodside Fund, Woodside Fund II and Woodside Fund III, each of which is a private investment fund, since September 1983. He currently serves as Managing Director of Access Venture Partners, a private investment fund with which he has served as a General Partner since April 1999. He also serves on the boards of over 15 private companies, and is member of the Board of Directors of the University of Wyoming Foundation.

Mr. Edward F. Thompson has served as a director since November 2002. Mr. Thompson has held executive positions at Amdahl Corporation, including those of Chief Financial Officer and Corporate Secretary, as well as Chairman and CEO of Amdahl Capital Corporation. Mr. Thompson has also held positions at U.S. Leasing International, Inc., Computer Sciences Corporation, IBM and Lockheed Missiles and Space Company. Mr.

Thompson has contributed as a director or advisor to a number of companies including Fujitsu, Ltd. and several subsidiaries, Niku Corporation, Diamondhead Ventures, LLP and SonicWALL Inc. He is on the Advisory Board of Santa Clara University’s Leavey School of Business.

The board is chaired by Mr. Kissner, with Mr. Alberding serving as Lead Director.

Board of Directors Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by our independent public accountants and reviewing our accounting practices, our corporate financial reporting and system of internal accounting controls. The Audit Committee, which currently consists of Messrs. Alberding, Hasler, and Thompson, held eight meetings during the fiscal year. In November 2003, the Audit Committee adopted and the Board of Directors approved an amended charter for the Audit Committee which is available at www.stratexnet.com. No material amendments to Audit Committee Charter were made during fiscal year 2005. The Audit Committee is composed of independent, non-employee members of our Board of Directors. Mr. Thompson serves as the financial expert in the Corporation’s Audit Committee.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation of executive officers and for administering incentive plans. The Compensation Committee, which currently consists of Dr. Meindl, and Messrs. Combs and Mendicino, held six meetings during the fiscal year. The Compensation Committee is composed of independent, non-employee members of our Board of Directors. The Compensation Committee has adopted, and the Board of Directors has approved a Compensation Committee charter, which is available at www.stratexnet.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board in selecting nominees for election to the board, monitors the composition of the board, and recommends candidates for the Board. The Nominating and Corporate Governance Committee also identifies best practices and recommends steps consistent with sound and current corporate governance principles. The Nominating and Corporate Governance Committee, which currently consists of Messrs. Hasler, Mendicino and Thompson, met three times during fiscal year 2005. The Nominating and Corporate Governance Committee is composed of independent, non-employee members of our Board of Directors. The Nominating and Corporate Governance Committee has adopted, and the Board of Directors has approved, a nominating and corporate governance charter and corporate governance guidelines are available at www.stratexnet.com.

The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Assistant Secretary of the Corporation at 120 Rose Orchard Way, San Jose, California, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Corporation’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance

Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Corporation currently does not pay any third party to identify or assist in identifying or evaluating potential nominees, although the Corporation may in the future utilize the services of such third parties.

In reviewing potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the individual’s experience and background. Candidates for the position of director should exhibit proven leadership capabilities, high integrity, exercise high level responsibilities within their chosen careers, and have an ability to quickly grasp complex principles of business, finance, international transactions, and communication technologies. In general, candidates will be preferred who hold an established executive level position in business, finance, law, education, research, government or civic activity. In making its selection, the Nominating and Corporate Governance Committee bears in mind that the foremost responsibility of a director of a Corporation is to represent the interests of the stockholders as a whole.

The Board of Directors intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

The Nominating and Corporate Governance Committee approved Charles D. Kissner, Richard C. Alberding, William A. Hasler, Dr. James D. Meindl, V. Frank Mendicino and Edward F. Thompson as nominees for the directors to be voted upon at the Annual Meeting.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with our independent directors may do so by sending an e-mail to Juan Otero, the Company’s General Counsel and Assistant Secretary, at Board_of_Directors@stratexnet.com or may send a letter addressed to the Stratex Networks Board of Directors c/o General Counsel and Assistant Secretary, 120 Rose Orchard Way, San Jose, CA 95134. Mr. Otero monitors these communications, consults with Mr. Alberding, our independent Lead Director, and provides a summary of all received messages to the Board of Directors at its regularly scheduled meetings. Where the nature of communications warrants, Mr. Otero may obtain more immediate attention of the appropriate committee or independent director of the Board of Directors, of independent advisors or of our management. Mr. Otero may decide in his judgment whether a response to any stockholder communication is appropriate.

Stock Ownership Guidelines

While the Corporation does not have a minimum stock ownership requirement by members of the Board of Directors, the Corporate Governance Guidelines adopted by the Board of Directors encourages the ownership of its common stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

Retainers

During calendar year 2004, we paid each director a retainer of $5,500 per quarter in cash, or at a director’s election, to receive in lieu of such cash payment, the equivalent of $6,250 in shares of our common stock per quarter. The equivalent value of stock to be received in lieu of cash payment for retainer fees is based on the fair market value per share of our common stock on the first trading day in the calendar year in which the stock was granted. The retainer fees and cash equivalent value of our common stock to be received in lieu of cash payment remain the same for calendar year 2005.

Meeting Fees

During calendar year 2004, we paid each non-employee director $1,500 in fees for each in-person meeting and $750 for each telephonic meeting attended by such director. The in-person and telephonic meeting fees remain the same for calendar year 2005.

We paid each director who served on a committee in calendar year 2004, committee meeting fees of $1,000 for each in-person committee meeting and $500 for each telephone committee meeting attended by such director. Beginning in January 2004, we paid each director who served on a committee meeting fees of $1,500 for each in-person committee meeting attended and $750 for each telephonic committee meeting attended. In calendar year 2003, the chairman of each committee of our Board of Directors received an additional cash payment of $250 per quarter. Beginning in January 2004, we paid the Chairperson of the Audit Committee an additional $625 per quarter; the chairperson of the Compensation Committee an additional $375 per quarter; and the chairperson of the Nominating and Corporate Governance Committee an additional $250 per quarter. In addition, the Board of Directors approved an additional cash payment to the Lead Director of $625 per quarter beginning in January 2005. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Pursuant to the provisions of our 2002 non-employee director option program, each individual re-elected as a non-employee board member at the 2002 annual meeting of stockholders, and who had been a member of our board for the prior three years, received an option grant at that time for 10,000 shares of our common stock. Dr. Meindl and Messrs. Alberding, Combs, Mendicino, and Hasler received such grants.

Pursuant to a change in 2003 non-employee director option program, beginning with the 2004 annual meeting of stockholders, the Board of Directors approved a reduction of the initial stock options awarded to new members from 30,000 shares to 20,000 shares of our common stock at the time the new director joins the board. Each board member who has served as a director at least six (6) months will be awarded follow-on grants of 10,000 shares upon re-election to the board by the stockholders. Each individual re-elected as a non-employee board member at the upcoming 2005 annual meeting of stockholders, and who will have been a member of our board for the prior three years, will receive an option grant for 10,000 shares. Mr. Thompson has served less than three years and thus did not receive an option grant in 2004; however, due to the change in the initial and follow-on grant option plan, he will be eligible for a grant in 2005. The shares of common stock for each periodic option grant under the program are priced at 100% of the fair market value per share on the date of grant and are fully vested and exercisable on such date. Each option granted under the program has a maximum term of five years measured from the grant date.

Pursuant to the provisions of our 2002 non-employee director stock fee program, non-employee directors may elect to apply all or any portion of their annual retainer fee otherwise payable in cash to the purchase of shares of our common stock. Shares received by these directors in lieu of annual retainer fees vest quarterly during the year after receipt so long as the individual continues to serve as one of our non-employee directors during the year. We will hold such shares in escrow and the vested shares are released in equal installments on June 30, 2005 and December 31, 2005. Immediate vesting of all the issued shares will occur in the event the non-employee director dies or becomes permanently disabled during such non-employee director’s period of service, or a corporate transaction or change of control, both as defined in the 2002 stock incentive plan, occurs during such period.

Executive Officers

The following table provides summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers whose salary and bonus for the fiscal year ended March 31, 2005 were in excess of $100,000 for their services to the Company. The executives listed below are hereinafter referred to as the “Named Executive Officers.”

EXECUTIVE SUMMARY COMPENSATION TABLE

					LONG-TERM COMPENSATION AWARDS	ALL OTHER COMPENSATION(4)
	ANNUAL COMPENSATION				NUMBER OF SECURITIES UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY(1)	BONUS(2)	OTHER ANNUAL COMPENSATION(3)
Charles D. Kissner Chief Executive Officer and Chairman of the Board	2005 2004 2003	$473,799 460,000 410,000	— — —	$14,400 14,400 14,400	— 430,000 535,000	$5,822 5,822 4,863

Carl A. Thomsen Senior Vice President, Chief Financial Officer and Secretary	2005 2004 2003	$302,850 294,000 290,500	— — —	$10,800 10,800 12,150	— 190,000 200,000	$6,132 5,822 5,822

Paul A. Kennard Vice President, Product Development and Chief Technical Officer	2005 2004 2003	$270,375 262,500 259,375	— — —	$10,800 10,800 12,150	— 150,000 160,000	$4,742 4,742 4,742

Ryan R. Panos(5) Vice President, Worldwide Sales and Service	2005 2004 2003	$262,849 255,200 255,200	$107,710 137,857 91,535	$10,800 10,800 10,800	— 150,000 110,000	$4,085 4,040 4,040

Robert J. Schlaefli(6) Vice President, Global Operations	2005 2004 2003	179,550 233,200 229,900	— — —	$8,100 10,800 11,850	— 150,000 160,000	$3,201 4,249 44,899

John Brandt, Vice President, Finance(7)	2005 2004 2003	$219,314 212,000 208,999	— — —	$9,000 9,000 9,000	— 150,000 110,000	$4,200 4,173 4,267

(1)	The Compensation Committee approved a four percent (4%) increase in base salary for fiscal year 2004. The difference in base salary between fiscal years 2004 and 2003 is due to a base salary increase effective July 2002.

(2)	Our executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon individual achievement, as well as corporate performance objectives determined by our Compensation Committee. No annual bonuses were earned during fiscal year 2005. Mr. Panos earned $107,710 under the Company’s incentive sales commission program.

(3)	“Other Annual Compensation” represents car allowances provided during the fiscal year.

(4)	“All Other Compensation” includes (i) contributions made by us on behalf of our Named Executive Officers to our 401(k) plan for all the three fiscal years and (ii) premiums paid by us on behalf of our Named Executive Officers for group life insurance.

(5)	Mr. Panos’ fiscal years 2005, 2004, and 2003 bonuses were earned under the Company’s incentive sales commission program.

(6)	Through December 31, 2004. Mr. Schlaefli ceased providing services to the Company on December 31, 2004.

(7)	Mr. Brandt was appointed Vice President, Global Operations effective January 1, 2005.

OPTION AND SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2005

There were no stock option grants to Named Executives during fiscal year 2005.

AGGREGATED OPTION/SAR EXERCISES

AND FISCAL YEAR-END VALUE

The following table provides information with respect to the Named Executive Officers concerning their unexercised stock options held by them at such fiscal year end. No stock options or stock appreciation rights were exercised by any Named Executive Officer during the fiscal year ended March 31, 2005, and no stock appreciation rights were outstanding at such fiscal year end.

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at March 31, 2005		Value of Unexercised In-the-Money Options at March 31, 2005(2)
			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Charles D. Kissner	—	—	1,269,539	1,019,062	—	—
Carl A. Thomsen	—	—	418,804	228,750	—	—
Paul A. Kennard	—	—	349,253	181,874	—	—
Ryan R. Panos	—	—	187,625	164,375	—	—
Robert J. Schlaefli	—	—	217,376	0	—	—
John C. Brandt	—	—	247,527	169,500	—	—

(1)	Based upon the market price of the purchased shares of common stock on the exercise date less the option price paid for such shares.

(2)	Based upon the fair market value of our common stock as of March 31, 2005 ($1.84 per share), less the option exercise price paid for those shares.

OTHER INFORMATION

Employment Agreements

Messrs. Kissner, Thomsen, Kennard, Panos, and Brandt each have a written employment agreement with us.

We entered into an employment agreement with each of Messrs. Kissner and Thomsen effective as of May 14, 2002. Either the Company or the respective officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions:

(1) If Mr. Kissner is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base for a period of 36 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (a) 36 months, or (b) the date on which he first becomes eligible to participate in another employer’s group health insurance; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) with respect to any stock options granted to Mr. Kissner, that are unvested as of the date of his termination, 60% of such unvested options will immediately vest and become exercisable as of the date of his termination. Mr. Kissner will also be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 36 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 36 months; and (vi) outplacement assistance selected and paid for by us.

(2) If Mr. Thomsen is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary for a period of 18 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (a) 18 months, (b) the date on which he first becomes eligible to participate in another employer’s group health insurance or (c) the date on which he is no longer eligible for COBRA coverage; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) any stock options granted to the executive officer will stop vesting as of his termination date however he will be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 18 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 18 months; and (vi) outplacement assistance selected and paid for by us.

In addition the agreements provide that if there is a change of control, Messrs. Kissner’s and Thomsen’s employment with the Company will terminate upon such change of control. If, upon termination, Messrs. Kissner and Thomsen sign a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described above shall be increased by an additional 12 months; (ii) they will receive a payment equal to the greater of (a) the average of the annual incentive bonus received by them, if any, for the previous three years or (b) their target incentive bonus for the year in which their employment terminates; and (iii) we will accelerate the vesting of all unvested stock options granted to them such that all of their stock options will be fully vested as of the date of their termination.

We also entered into an employment agreement with each of Messrs. Kennard, Panos, Brandt and Schlaefli effective as of May 14, 2002. Either the Company or the respective officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions: (1) if the executive officer is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary for a period of 12 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (a) 12 months, (b) the date on which he first becomes eligible to participate in another employer’s group health insurance or (c) the date on which he is no longer eligible for COBRA coverage; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) any stock options granted to the executive officer will stop vesting as of his termination date however he will be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 12 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 12 months; and (vi) outplacement assistance selected and paid for by us.

In addition the agreement provides that if within 18 months of a change of control the executive officer is terminated without cause or resigns for good reason and he signs a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described above shall be increased by an additional 12 months; (ii) he will receive a payment equal to the greater of (a) the average of the annual incentive bonus received by him, if any, for the previous three years or (b) his target incentive bonus for the year in which his employment terminates; and (iii) we will accelerate the vesting of all unvested stock options granted to him such that all of his stock options will be fully vested as of the date of his termination.

Other Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2005, including the 1994 stock incentive plan, the 1996 non-officer employee stock option plan, the 1998 non-officer employee stock option plan, the 1999 stock incentive plan and the 2002 stock incentive plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	11,379,446	6.02	7,392,437
Equity compensation plans not approved by security holders (2)	418,397	5.35	335,229
Total	11,797,843	6.00	7,727,666

(1)	Issued under the 1994 stock incentive plan, the 1999 stock incentive plan, and the 2002 stock incentive plan.

(2)	Issued under the 1996 non-officer employee stock option plan and the 1998 non-officer employee stock option plan which are described below.

In April 1996, we adopted the 1996 non-officer employee stock option plan. The 1996 non-officer employee stock option plan authorizes 1,000,000 shares of common stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with us. The 1996 non-officer employee stock option plan is administered by the Compensation Committee. The 1996 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

In November 1997, we adopted the 1998 non-officer employee stock option plan, which became effective on January 2, 1998. The 1998 non-officer employee stock option plan authorizes 500,000 shares of common stock to be reserved for issuance to non-officer employees as an incentive to continue to serve with us. The 1998 non-officer employee stock option plan is administered by the Compensation Committee. The 1998 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of three members of our Board of Directors, which are Dr. Meindl and Messrs. Combs and Mendicino. No member of this committee is a present or former officer or employee of our Company or any of our subsidiaries.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own greater than 10% of our common stock, to file with the Securities and Exchange Commission, initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and greater than 10% beneficial owners are required by the Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2005, all of our officers, directors and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the 2005 fiscal year.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 13, 2005, by (i) all persons who own beneficially more than 5% or more of our outstanding common stock, (ii) each director, (iii) the Named Executive Officers, and (iv) all senior executives who report directly to the Chief Executive Officer and other officers as a group. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134.

Name	Shares Beneficially Owned(1)		Percent Beneficially Owned(2)
5% Stockholders
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	14,755,100	(3)	15.6%

Kopp Investment Advisors, Inc 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	11,864,803	(4)	12.5%

Perkins, Wolf, McDonnell & Company 310 S. Michigan Ave., Suite 2600 Chicago, IL 60604.	7,244,000	(5)	7.6%

Firsthand Capital Management, Inc 125 South Market, Suite 1200 San Jose, CA 95113	4,714,591	(6)	5%

Name	Shares Beneficially Owned(1)		Percent Beneficially Owned(2)
Named Executive Officers and Directors
Charles D. Kissner	1,854,748	(7)	1.9%
Richard C. Alberding	84,000	(8)	*
John W. Combs	177,866	(9)	*
William A. Hasler	45,499	(10)	*
James D. Meindl, PhD	103,775	(11)	*
V. Frank Mendicino	173,520	(12)	*
Edward F. Thompson	40,000	(13)	*
Carl A. Thomsen	444,424	(14)	*
Paul A. Kennard	286,274	(15)	*
Ryan R. Panos	383,898	(16)	*
Robert J. Schlaefli	247,576	(17)	*
John C. Brandt	265,860	(18)
All directors and named executive officers as a group (12 persons)	4,107,440	(19)	4.56%

*	Less than 1%

1.	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

2.	Beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such shares. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of May 25, 2004 are deemed outstanding for computing the beneficial ownership of the person or group holding such option grants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person or group. There were 94,885,739 shares of our common stock outstanding on May 31, 2005.

3.	The address and number of shares of our common stock beneficially owned by the State of Wisconsin Investment Board is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 15, 2005.

4.	Kopp Investment Advisors, Inc. had shared dispositive power over 7,934,803 shares, sole dispositive power over 2,920,000 shares, sole voting power over 9,026,638 shares and aggregate beneficial ownership of 11,014,803 shares. The address and number of shares of our common stock beneficially owned by Kopp Investment Advisors, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 26, 2005. According to this Schedule 13G, Kopp Investment Advisors, Inc. is a wholly-owned subsidiary of Kopp Holding Company, which also reported aggregate beneficial ownership of 11,014,803 shares. The filing also stated that Kopp Holding Company is wholly owned by Leroy C. Kopp, who on such filing reported sole voting and disparities power of 1,010,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, Inc.

5.	Perkins, Wolf, McDonnell & Company had sole voting and dispositive power over 7,244,000 shares and aggregate beneficial ownership of 7,244,000 shares. The address and number of shares of our common stock beneficially owned by Perkins, Wolf, McDonnell & Company is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 31, 2005.

6.	The address and number of shares of our common stock beneficially owned by Firsthand Capital Management, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 21, 2005.

7.	Includes 1,834,748 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

8.	Includes 78,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

9.	Includes 62,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

10.	Includes 40,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

11.	Includes 87,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

12.	Includes 40,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

13.	Includes 30,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

14.	Includes 439,424 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

15.	Includes 370,398 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

16.	Includes 206,166 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

17.	Includes 217,376 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

18.	Includes 265,860 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

19.	Includes an aggregate of 3,428,020 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 31, 2005.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

The audit committee currently consists of three members of the Board, each of who is independent of the company and its management, as defined by the Nasdaq listing standards. The Board has adopted, and periodically reviews, an audit committee charter. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities.

The audit committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of internal and disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems. The audit committee provides our board of directors with the results of the committee’s examinations and recommendations and reports to the board of directors as the committee may deem necessary to make the board aware of significant financial matters that require the board’s attention.

The audit committee does not conduct auditing reviews or procedures. The audit committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in such auditors’ report on our financial statements and on the effectiveness of our internal control over financial reporting. The audit committee has also adopted a written policy, and management has implemented a reporting system, that is intended to encourage our employees to bring to the attention of management and the audit committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The audit committee reviews reports and provides guidance to our independent auditors with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent auditors in accordance with applicable regulatory requirements. The audit committee also considers, in advance of the provision of any non-audit services by our independent auditors, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the audit committee has reviewed and discussed with management the audited financial statements for the year ended March 31, 2005 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has also discussed with Deloitte & Touche, LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP its independence, including whether Deloitte & Touche LLP ‘s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the audit committee recommended to our board of directors that our audited financial statements for the year ended March 31, 2005 be included in our Annual Report on Form 10-K.

Edward F. Thompson, Chairman

Richard C. Alberding

William A. Hasler

Deloitte & Touche LLP was recommended by our audit committee, and approved by our Board of Directors to act as our independent auditors for the fiscal year ending March 31, 2006. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees Billed to the Company by Deloitte & Touche LLP for the Fiscal Year Ended March 31, 2005 are as follows:

	2005	2004
Audit Fees(1)	$595,390	$414,098
Audit-Related Fees(2)	57,325	—
Tax Fees(3)	344,538	303,076
All Other Fees(4)	644,000	67,270

Total Fees for Services Provided	$1,637,253	$784,444

(1)	Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s forms 10-Q for that fiscal year. Audit fees also include those fees billed for services rendered for accounting consultations, issuance of consents, completion of statutory audits and services associated with SEC registration statements, and periodic reports.

(2)	Audit-Related Fees were for consultations related to the Company’s follow-on stock offering in September 2004.

(3)	Tax Fees were for services related to tax compliance, tax advice and tax planning services.

(4)	All Other Fees for fiscal year 2005 were related to Sarbanes-Oxley Section 404 required implementation and documentation of internal controls in order for management to be able to issue reports on internal controls for financial reporting.

The Audit Committee reviews and approves the independent accountants’ annual audit plan and any subsequent engagements. The committee requires that all significant audit and permissible non-audit services be submitted to it for review and approval in advance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

The Compensation Committee has the authority and responsibility to approve the overall compensation strategy for the Company, to administer the company’s annual and long-term compensation plans and to review and make recommendations to the Company’s Board of Directors regarding executive compensation. The Compensation Committee is composed of independent, non-employee members of the Company’s Board of Directors.

General Compensation Policy

The Compensation Committee’s overall policy is to offer the Company’s executives and officers competitive compensation opportunities. The Compensation Committee utilizes competitive data and summaries provided by Radford Associates and the American Electronics Association to develop compensation recommendations competitive with other companies in the communications and high-technology industries. The Compensation Committee’s objectives are to (i) create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results, (ii) focus management on maximizing stockholder value through stock-based compensation aligned to stockholders’ return, and (iii) provide compensation opportunities dependent upon the Company’s performance relative to its competitors and changes in its own performance over time.

The Compensation Committee is authorized to (i) establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company, and (ii) make specific recommendations to the Company’s Board of Directors concerning the compensation of executive officers of the Company, including the Chief Executive Officer. The Compensation Committee also administers the Company’s stock option plans and the Company’s retirement and savings plan.

Factors

The primary factors considered in establishing the components of each executive officer’s compensation package for the fiscal year ended March 31, 2005 are summarized below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary

The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Generally, company performance and profitability are not taken into account in establishing base salary. The Compensation Committee approved a four percent (4%) increase in base salary during fiscal year 2005 establishing salary ranges using the 75th percentile of the survey data as the midpoint of the Company’s salary range. For fiscal year 2006, the Company’s salary ranges were established using the 50th percentile of the survey data as the midpoint of the Company’s salary range.

Annual Incentive Compensation

Specific financial and organizational objectives, including the Company’s operating profit, revenues, sales goals and return on equity, were established as the basis for the incentive bonuses to be paid to the executive officers of the Company for the fiscal year ended March 31, 2005. Specific bonus awards, set as a target percentage of salary, were established for each executive officer’s position and were to be earned on the basis of achieving specified corporate goals and the accomplishment of specific individual objectives. The corporate goals for the fiscal year ended March 31, 2005 were not met; therefore, no incentive bonus was paid to any executive officer for the fiscal year ended March 31, 2005. Mr. Panos however, received payments of $107,710 under the Company’s incentive sales commission program.

Long-Term Stock-Based Incentive Compensation

Generally, the Compensation Committee awards stock options to each of the Company’s executive officers following the initial hiring and from time to time thereafter. The option grants are designed to align the interests of the executive officers with those of the Company’s stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. In furtherance of this policy, the Company has implemented the 2002 stock incentive plan to serve as a comprehensive equity incentive program for the Company’s executive officers and other key employees.

Generally, the size of the option grant made to each executive officer is set at a level which the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company. However, the Compensation Committee also takes into account comparable awards to individuals in similar positions with companies in the industry, as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods and the number of unvested options held by the individual at the time of the grant. The relative weight given to each of these factors will vary from individual to individual in the committee’s discretion.

Each grant allows the executive officer to acquire shares of common stock at a fixed price per share (which is the fair market price on the grant date) over a specified period of time (up to seven years under the 1999 and 2002 stock incentive plans). Options granted during fiscal year 2004 under the 1999 and 2002 stock incentive plans will generally become exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the options will provide a return to the executive officer only if he or she remains in the Company’s employment, and then only if the market price of the common stock appreciates over the option term.

CEO Compensation

The Compensation Committee established Mr. Kissner’s base salary with the objective of maintaining the competitiveness of Mr. Kissner’s base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Kissner’s base salary, it was the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the Company’s performance factors. Mr. Kissner’s base salary for fiscal year 2005 was equivalent to 80 % of the 75th percentile of the salary data surveyed for other chief executive officers of companies in the industry. Mr. Kissner did not receive any bonuses or stock option grants during fiscal year 2005. For fiscal year 2006, the Compensation Committee set Mr. Kissner’s salary range equivalent to the 50th percentile of salary data surveyed for other chief executive officers of companies in the industry. The Compensation Committee did not increase Mr. Kissner’s base salary for fiscal year 2006.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of a Company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to the Company’s executive officers in fiscal year 2005 did not exceed the $1 million limit per officer.

The Company’s 1994 stock incentive plan, 1999 stock incentive plan and 2002 stock incentive plan are structured so that any compensation deemed paid to a covered executive officer in connection with the exercise of stock options or stock appreciation rights granted under the stock incentive plans with an exercise price equal to the market price of the shares covered by the option or stock appreciation right on the grant date will qualify as performance-based compensation.

The Compensation Committee does not expect that the compensation to be paid to the Company’s covered executive officers for the fiscal year 2006 will exceed the $1 million limit per officer. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available thereunder, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the Company’s 1994 stock incentive plan, 1999 stock incentive plan and 2002 stock incentive plan.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Mr. V. Frank Mendicino, Chairman

Mr. John W. Combs

Dr. James D. Meindl

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following graph is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

The following graph compares the yearly percentage changes in the cumulative total stockholder return on our common stock with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Communications Technology Index during the five fiscal years ended March 31, 2005. The comparison assumes $100 was invested on March 31, 2000 in our common stock and in each of the foregoing indices and assumes reinvestment of any dividends. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG STRATEX NETWORKS, INC., THE DOW JONES EQUITY MARKET INDEX

AND THE DOW JONES US TELECOMMUNICATIONS EQUIPMENT INDEX

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the annual meeting, directors are nominated for re-election to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until the death, resignation or removal of such director. Our current Board of Directors in a board meeting on May 3, 2005, resolved that the seven director nominees listed below should be nominated for re-election to serve on our Board of Directors following the annual meeting. Unless you attend the annual meeting in person and submit a ballot that indicates your intent to withhold your vote in favor of any or all of the director nominees listed below, or, in the alternative, mark the box on the enclosed proxy card that indicates the same intent to withhold your vote in favor of any or all of the director nominees listed below, then your proxy will be voted “FOR” the re-election of each of the director nominees listed below.

The director nominees will be re-elected by plurality vote. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, all proxies received by the proxyholders will be voted for any subsequent nominee named by our current Board of Directors to fill the vacancy created by the earlier nominee’s withdrawal from the election. As of the date of this proxy statement, our Board of Directors is not aware of any director nominee who is unable or will decline to serve as a director.

In addition, in the event that additional persons are nominated for election as directors (other than the director nominees listed below), the proxyholders intend to vote all proxies received by them for the director nominees listed below.

The following persons are nominated for election or re-election, as the case may be, to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified or until the death, resignation or removal of such director:

Name	Title	Age
Charles D. Kissner	Chairman and Chief Executive Officer	57
Richard C. Alberding	Lead Director	74
William A. Hasler	Director	63
James D. Meindl, PhD	Director	72
V. Frank Mendicino	Director	65
Edward F. Thompson	Director	66

Vote Required

Assuming the presence of a quorum, our directors will be elected from the persons nominated by the affirmative vote of holders of a plurality of our outstanding common stock present in person, or represented by proxy, at the annual meeting.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF

STRATEX NETWORKS, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve an amendment and restatement of the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”). The proposed amendment and restatement of the Purchase Plan will increase the number of shares reserved for issuance under the Purchase Plan by 900,000. Subject to stockholder approval, the Board of Directors of the Company amended and restated the Purchase Plan in May 2005, to increase the number of shares reserved for issuance under the Purchase Plan by 900,000 shares. The Purchase Plan will be suspended at the end of the three-month offer period that began on May 1, 2005. If the Company’s stockholders approve the proposed amendment and restatement of the Purchase Plan to increase the number of shares reserved for issuance under the Purchase Plan by 900,000, the next three-month offer period will commence on September 1, 2005 and consecutive offer periods will commence each September 1, December 1, March 1, and June 1. If the Company’s stockholders do not approve the proposed amendment and restatement of the Purchase Plan, the Purchase Plan will not re-commence on September 1, 2005 and the Purchase Plan will remain suspended indefinitely.

The purpose of the Purchase Plan is to provide employees of the Company and its designated parents or subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Purchase Plan will be construed so as to extend and limit participation in the Purchase Plan in a manner consistent with the requirements of the Code. The Purchase Plan is intended to enable the Company and its designated parents or subsidiaries to attract and retain the best available personnel, to provide additional incentive to current employees, and to promote the success of the Company’s business. The Board of Directors believes that the Company’s long-term success is dependent upon the ability of the Company and its designated parents or subsidiaries to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of this Proposal No. 2. For purposes of the vote on this Proposal No. 2, abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE 1999 EMPLOYEE STOCK PURCHASE PLAN

A general description of the principal terms of the Purchase Plan as proposed to be amended and restated is set forth below. This description is qualified in its entirety by the terms of the Purchase Plan, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated by reference herein.

General Description

The Purchase Plan was adopted by the Company’s board of directors and approved by the Company’s stockholders in 1999. There are currently 183,922 shares of Common Stock reserved for issuance under the Purchase Plan. If the amendment and restatement of the Purchase Plan is approved by the stockholders, the number of shares of Common Stock reserved for issuance under the Purchase Plan will be increased by 900,000 shares from 183,922 to 1,083,922.

The Purchase Plan will be suspended at the end of the three-month offer period that began on May 1, 2005. If the Company’s stockholders approve the proposed amendment and restatement of the Purchase Plan to increase the number of shares reserved for issuance under the Purchase Plan by 900,000, the next three-month offer period will commence on September 1, 2005 and consecutive offer periods will commence each September 1, December 1, March 1, and June 1. If the Company’s stockholders do not approve the proposed amendment and restatement of the Purchase Plan, the Purchase Plan will not re-commence on September 1, 2005 and the Purchase Plan will remain suspended indefinitely.

Initially, an aggregate of 900,000 shares of the Company’s Common Stock were reserved for issuance under the Purchase Plan, subject to annual increase on the first trading day of each calendar year (beginning with the 2000 calendar year) equal to the lesser of (1) 250,000 shares, (2) one quarter of one percent (0.25%) of the outstanding shares on such date, or (3) a lesser number of shares determined by the Plan Administrator (as defined below). The number of shares of the Company’s Common Stock reserved for issuance under the Purchase Plan is also subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company.

The Purchase Plan will be administered by the Board of Directors, or a committee of the Board as designated by the Board from time to time (the “Plan Administrator”), which has the authority to determine the terms and conditions under which purchase rights are to be granted under the Purchase Plan for any offer period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan.

The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 the Code. Employees (including officers and directors) of the Company and its designated parents or subsidiaries are eligible to participate in the Purchase Plan. Directors who are not employees are not eligible to participate. Payroll deductions may be from 1% to 10% (in whole percentage increments) of a participant’s compensation. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a participant’s payroll deductions may be decreased to zero percent (0%) during any offer period or purchase period.

Any person who is employed by the Company or any designated parent or subsidiary for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan, provided that the employee is employed on the first day of an offer period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable offer period.

The Purchase Plan was previously implemented with consecutive offer periods of three months’ duration commencing each August 1, November 1, February 1, and May 1. If the Company’s stockholders approve the proposed amendment and restatement of the Purchase Plan, the next three-month offer period will commence on September 1, 2005 and consecutive offer periods will commence each September 1, December 1, March 1, and June 1. The Plan Administrator may alter the duration of the offer periods, up to a maximum of 27 months, without stockholder approval. Purchase periods currently commence on the first day of each offer period and end on the last day of the offer period. However, with respect to any offer period, the Plan Administrator may specify shorter purchase periods within any offer period, such that the option granted on the first day of each offer period will be automatically exercised in successive installments on the last day of each purchase period ending within the offer period. The purchase dates are the last days of each purchase period.

The price per share at which shares are sold under the Purchase Plan is equal to the lower of (1) 85% of the fair market value of the Common Stock on the date of commencement of the offer period and (2) 85% of the fair market value of the Common Stock on the purchase date. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock on the Nasdaq Stock Market as of such date. The number of shares of Common Stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. The Company makes no cash contributions to the Purchase Plan, but bears the expenses of administration.

At the beginning of an offer period, each participant will be granted the right to purchase the number of shares determined by dividing 10% of the participant’s compensation receivable during the offer period by the applicable purchase price. No employee shall be granted a purchase right under the Purchase Plan (1) if immediately after the grant of the purchase right, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of a parent or subsidiary of the Company (including stock which may be purchased under the Purchase Plan or issued pursuant to any other options) or (2) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the purchase right is granted) in any calendar year. In addition, participants shall not be permitted to purchase more than 2,000 shares in any calendar year. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be carried over to the next purchase period or offer period, whichever applies, or returned to the participant, if the participant withdraws from the Purchase Plan.

A participant may increase (up to the 10% maximum) or decrease (down to 1%) the rate of his or her payroll deduction for the remainder of an offer period by filling out a change of status notice and delivering it to the Company (or its designee). The participant’s subscription agreement (as modified by any change of status notice) will remain in effect for the entire offer period and each subsequent offer period, unless the participant further modifies his subscription or terminates his participation in the Purchase Plan.

A participant’s interest in a given offer period may be terminated in whole, but not in part, by delivering to the Company a change of status notice which indicates the participant’s withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offer period. Any withdrawal by the participant of accumulated payroll deductions for a given offer period automatically terminates the participant’s interest in that offer period. If a participant withdraws from an offer period, payroll deductions will not resume at the beginning of the succeeding offer period unless the participant delivers to the Company a new subscription agreement.

Upon termination of a participant’s employment relationship, the payroll deductions credited to such participant’s account during the offer period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto, and such participant’s option will be automatically terminated.

No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

In the event any change, such as a stock split or dividend, is made in the Company’s capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares under the Purchase Plan and the price per share covered by each outstanding option. In the event of a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation, in which the Company will not be the surviving corporation (except for a reorganization effectuated primarily to change the state in which the Company is incorporated), a reverse merger in which the Company is the surviving corporation but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person or persons holding those securities immediately prior to the transfer, or an acquisition by any person or related group of persons of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, but excluding any such transaction that the Plan Administrator determines shall not be treated as such an event, each option under the Purchase Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption, to shorten the offer period then in progress by setting a new exercise date or an earlier date for termination of the offer period (the “New Exercise Date”). If the Plan Administrator shortens the offer period then in progress in lieu of assumption in the event of a sale of assets, merger or acquisition of securities as described above, the Plan Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the offer period.

Amendment and Termination of the Purchase Plan

The Plan Administrator may amend the Purchase Plan at any time or from time to time or may terminate the Purchase Plan without approval of the stockholders. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to purchase rights granted to residents therein, the Company will obtain stockholder approval of any amendment to the Purchase Plan in such a manner and to such a degree as required. No action by the Plan Administrator or stockholders may alter or impair any option previously granted under the Purchase Plan without the consent of affected participants. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during offer periods, change the length of purchase periods within any offer period, change the length of subsequent offer periods, determine whether subsequent offer periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable and which are consistent with the Purchase Plan. The Purchase Plan will terminate in 2009, unless terminated earlier by the Board.

Amended Purchase Plan Benefits

As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any purchase rights subject to stockholder approval of the amendment and restatement of the Purchase Plan. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the amended and restated Purchase Plan are not determinable at this time.

Certain Federal Income Tax Information

The following summarizes the federal income tax consequences of participation under the Purchase Plan and certain tax effects to the Company based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the Purchase Plan is strongly urged to consult with his or her tax advisor regarding participation in the Purchase Plan.

The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the purchase right or purchase of shares. Amounts deducted from a participant’s pay under the Purchase Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. If the shares have been held by the participant for more than two years after the date of grant of the purchase right and for more than one year from the purchase date of the shares, the lesser of (i) 15% of the fair market value of the shares on the date the purchase right was granted or (ii) the difference between the fair market value of the shares on the date of the disposition of the shares and the purchase price will be treated as ordinary income. This amount of ordinary income will be added to a participant’s basis in the shares and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of the 2-year and 1-year holding periods described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income. This amount of ordinary income will be added to a participant’s basis in the shares and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

There is no income or employment tax withholding required upon the purchase or disposition of the shares by a participant.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant of the purchase right or within one year of the date of purchase (subject to the requirements of reasonableness). The Company is required to report to the United States Internal Revenue Service any ordinary income recognized by a participant as a result of a disposition if such information is available to the Company.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Deloitte & Touche, L.L.P. as independent auditors to audit the Corporation’s consolidated financial statements for the fiscal year ending March 31, 2006. During fiscal year 2005, Deloitte & Touche served as the Corporation’s independent auditors and provided certain tax and other audit related services. See Report of the Audit Committee. Representatives of Deloitte & Touche are expected to attend the annual stockholders meeting and be available to respond to questions, if any, and make a statement if they so choose.

Vote Required

Ratification of the appointment of Deloitte & Touche, L.L.P. as the Corporation’s independent auditors for the fiscal year ending March 31, 2006 requires the affirmative vote of a majority of the shares of the Corporation’s common stock present in person or represented by proxy and entitled to vote at the meeting. If the appointment is not ratified, the Board will consider whether it should select other independent auditors.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, L.L.P. AS THE CORPORATION’S INDEPENDENT AUDITORS FOR THE 2005 FISCAL YEAR.

OTHER MATTERS

Annual Report

Our annual report for the fiscal year ended March 31, 2005 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

We filed an annual report on Form 10-K for the fiscal year ended March 31, 2005 with the Securities and Exchange Commission on June 14, 2005. Stockholders may obtain a copy of the annual report on Form 10-K, without charge, by writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices located at 120 Rose Orchard Way, San Jose, California 95134 or through our website at www.stratexnet.com

Other Business

Our Board of Directors is not aware of any other matter that may be presented for consideration at the annual meeting. Should any other matter properly come before the annual meeting for a vote of the stockholders, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in our best interests.

By Order of the Board of Directors

CHARLES D. KISSNER
Chairman and Chief Executive Officer

San Jose, California

July 8, 2005

Appendix A

Amended and Restatement of Stratex Networks, Inc.

1999 Employee Stock Purchase Plan

Appendix A

AMENDMENT AND RESTATEMENT OF STRATEX NETWORKS, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

STRATEX NETWORKS, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated February 9, 2004)

(as amended and restated May 3, 2005)

The following constitute the provisions of the 1999 Employee Stock Purchase Plan of Stratex Networks, Inc.

1.	Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions. As used herein, the following definitions shall apply:

(a) “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means a change in ownership or control of the Company effected through the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Stratex Networks, Inc., a Delaware corporation.

(g) “Compensation” means an Employee’s base salary from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code. Compensation does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(h) “Corporate Transaction” means any of the following transactions:

(a)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(b)	the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) in connection with complete liquidation or dissolution of the Company;

(c)	any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(d)	an acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Plan Administrator determines shall not be a Corporate Transaction.

(i) “Designated Parents or Subsidiaries” means the Parents or Subsidiaries which have been designated by the Plan Administrator from time to time as eligible to participate in the Plan.

(j) “Effective Date” means the date the stockholders approve the Plan. However, should any Designated Parent or Subsidiary become a participating company in the Plan after such date, then such entity shall designate a separate Effective Date with respect to its employee-participants.

(k) “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave, for purposes of determining eligibility to participate in the Plan.

(l) “Enrollment Date” means the first day of each Offer Period.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” means the last day of each Purchase Period.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid as reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable;

If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

In the absence of an established market for the Common Stock of the type described in (1) and (2), above, the Fair Market Value thereof shall be determined by the Plan Administrator in good faith.

(p) “Offer Period” means an Offer Period established pursuant to Section 4 hereof.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Participant” means an Employee of the Company or Designated Parent or Subsidiary who is actively participating in the Plan.

(s) “Plan” means this Employee Stock Purchase Plan.

(t) “Plan Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(u) “Purchase Period” means a period specified as such pursuant to Section 4(b).

(v) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(w) “Reserves” means the sum of the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(x) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Eligibility.

a.	General. Any individual who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan for the Offer Period commencing with such Enrollment Date.

b.	Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary, or (ii) which permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.

c.	Other Limits on Eligibility. Notwithstanding Subsection (a), above, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period: (i) Employees whose customary employment is twenty (20) hours or less per week; (ii) Employees whose customary employment is for not more than five (5) months in any calendar year; and (iii) Employees who are subject to rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the Plan.

4.	Offer Periods.

a.	The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been terminated in accordance with Section 19 hereof. The maximum duration of an Offer Period shall be twenty-seven (27) months. Initially, the Plan shall be implemented through consecutive Offer Periods of approximately six (6) months’ duration. The initial Offer Period shall commence on a date specified by the Plan Administration and shall end on January 31, 2000. The subsequent Offer Period shall commence on February 1, 2000 and shall end on July 31, 2000. Thereafter, the Plan shall be implemented through consecutive Offer Periods of approximately three (3) months’ duration commencing each August 1, November 1, February 1, and May 1 with the initial such three (3) month Offer Period commencing on August 1, 2000 and terminating on October 31, 2000. After the end of the three (3) month Offer Period that began on May 1, 2005, the Plan shall be implemented through consecutive Offer Periods of approximately three (3) months’ duration commencing each September 1, December 1, March 1, and June 1 with the next such three (3) month Offer Period commencing on September 1, 2005 and terminating on November 30, 2005.

b.	A Participant shall be granted a separate option for each Offer Period in which he or she participates. The option shall be granted on the Enrollment Date and shall be automatically exercised on the last day of the Offer Period. However, with respect to any Offer Period, the Plan Administrator may specify shorter Purchase Periods within any Offer Period, such that the option granted on the Enrollment Date shall be automatically exercised in successive installments on the last day of each Purchase Period ending within the Offer Period.

c.	Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.

5.	Participation.

a.	An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A* to this Plan and filing it with the designated payroll office of the Company no later than the Enrollment Date for the Offer Period in which such participation will commence.

b.	Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Enrollment Date.

6.	Payroll Deductions.

a.	At the time a Participant files a subscription agreement, the Participant shall elect to have payroll deductions made during the Offer Period in amounts between one percent (1%) and not exceeding ten percent (10%) of the Compensation which the Participant receives during the Offer Period.

b.	All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

c.

A Participant may discontinue participation in the Plan as provided in Section 10, or may increase or decrease the rate of payroll deductions during the Offer Period by completing and filing with the Company a change of status notice in the form of Exhibit B* to this Plan authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in the rate of a Participant’s payroll deductions shall be effective with the first full payroll period commencing after the Company’s receipt of the change of status notice. A Participant’s subscription agreement (as modified by any change of status notice) shall remain in effect for successive Offer Periods unless terminated as provided in Section 10. The Plan Administrator shall be authorized to limit the number of payroll deduction rate changes during any Offer Period.

d.	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Sections 3(b) and 7 herein, a Participant’s payroll deductions shall be decreased to 0%. Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement, as amended, at the time when permitted under Section 423(b)(8) of the Code and Sections 3(b) and 7 herein, unless such participation is sooner terminated by the Participant as provided in Section 10.

7.	Grant of Option. On the Enrollment Date, each Participant shall be granted an option to purchase (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing ten percent (10%) of such Participant’s Compensation receivable during the Offer Period by the applicable Purchase Price; provided (i) that such option shall be subject to the limitations set forth in Sections 3(b), 6(a) and 12 hereof, and (ii) the maximum number of shares of Common Stock a Participant shall be permitted to purchase in any calendar year is two thousand (2,000), shares subject to adjustment as provided in Section 18 hereof. Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the option, to the extent not exercised, shall expire on the last day of the Offer Period.

8.	Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10, below, the Participant’s option for the purchase of shares will be exercised automatically on the last day of each Offer Period or on each Exercise Date (as applicable), by applying the accumulated payroll deductions in the Participant’s account to purchase the maximum number of full shares subject to the option by dividing such Participant’s payroll deductions accumulated prior to such date and retained in the Participant’s account as of the such date by the applicable Purchase Price. No fractional shares will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be carried over to the next Purchase Period or Offer Period, whichever applies, or returned to the Participant, if the Participant withdraws from the Plan. Notwithstanding the foregoing, any amount remaining in a participant’s account following the purchase of shares due to the application of Section 423(b)(8) of the Code or Section 7, above, shall be returned to the Participant and shall not be carried over to the next Offer Period. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

9.	Delivery. Upon receipt of a request from a Participant after each date on which a purchase of shares occurs, the Company shall arrange the delivery to such Participant, as promptly as practicable, of a certificate representing the shares purchased upon exercise of the Participant’s option.

10.	Withdrawal; Termination of Employment.

a.	A Participant may withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. If the Participant elects to withdraw, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal, such Participant’s option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant delivers to the Company a new subscription agreement.

b.	Upon termination of a Participant’s employment relationship (as described in Section 2(k)), the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated.

11.	Interest. No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12.	Stock.

a.	Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 1,800,000 shares, plus an annual increase to be added on the first trading day of each calendar year, beginning with the 2000 calendar year, by an amount equal to the lesser of (i) 250,000 shares, (ii) one quarter of one percent (0.25%) of the outstanding shares on such date, or (iii) a lesser number of shares determined by the Plan Administrator. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Plan Administrator shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

b.	A Participant will have no interest or voting right in shares covered by the Participant’s option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

c.	Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

13.	Administration. The Plan shall be administered by the Plan Administrator which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.

14.	Designation of Beneficiary.

a.	Each Participant will file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

b.	Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Plan Administrator), the Plan Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Plan Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Plan Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation).

15.

Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.

16.	Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization; Corporate Transactions.

a.	Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the Purchase Price, as well as any other terms that the Plan Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, or (iii) as the Plan Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator and its determination shall be final, binding and conclusive. Except as the Plan Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

b.	Corporate Transactions. In the event of a proposed Corporate Transaction, each option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption, to shorten the Offer Period then in progress by setting a new Exercise Date or an earlier date for termination of the Offer Period (the “New Exercise Date”). If the Plan Administrator shortens the Offer Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Plan Administrator shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date (or last day of the Offer Period) for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10. For purposes of this subsection, an option granted under the Plan shall be deemed to be assumed if, in connection with the Corporate Transaction, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of option comparability shall be made by the Plan Administrator prior to the Corporate Transaction and its determination shall be final, binding and conclusive on all persons.

19.	Amendment or Termination.

a.

The Plan Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that an Offer Period may be terminated by the Plan Administrator on any Exercise Date if the Plan Administrator determines that the termination of the Offer Period is in the best interests of the Company and its stockholders. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

b.	Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the length of Purchase Periods within any Offer Period, change the length of subsequent Offer Periods, determine whether subsequent Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable and which are consistent with the Plan.

20.	Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

21.	Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws. In addition, no options shall be exercised or shares issued hereunder before the Plan shall have been approved by stockholders of the Company as provided in Section 23.

22.	Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23.

Stockholder Approval. The Plan was originally adopted by the Board and by the Company’s stockholders during 1999. On February 9, 2004, the Board adopted and approved an amendment and restatement of the Plan to (a) change the name of the Plan to the Stratex Networks, Inc. 1999 Employee Stock Purchase Plan, (b) revise the definition of Fair Market Value, (c) eliminate the eligibility requirements under Section 3(c) that require a Participant be an Employee for more than ten (10) days prior to enrollment in the Plan and that require a Participant’s annual Compensation to be less than $175,000, (d) eliminate the restrictions under Section 6(a) that limit the payroll deductions for a Participant to $5,000 for any six (6) month Offer Period or Purchase Period and $2,500 for any three (3) month Offer Period or Purchase Period and (e) implement other administrative changes, which amendment and restatement is not subject to stockholder approval. The amendments described under parts (c), (d) and (e) of the previous sentence shall be effective for Offer Periods commencing on May 1, 2004 and later dates. On May 3, 2005, the Board adopted and approved an amendment and restatement of the Plan to (a) provide that after the end of the three (3) month Offer Period that began on May 1, 2005, the Plan shall be implemented through consecutive Offer Periods of approximately three (3) months’ duration commencing each September 1, December 1, March 1, and June 1 with the next such three (3) month Offer Period commencing on September 1, 2005 and terminating on November 30, 2005 and (b) increase the number of shares of Common Stock reserved for issuance under the Plan by 900,000 shares, which amendment and restatement of the Plan is subject to stockholder approval.

24.	No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

25.	No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

26.	Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

27.	Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code, or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Exhibit A

Stratex Networks, Inc. 1999 Employee Stock Purchase Plan

SUBSCRIPTION AGREEMENT

Effective with the Offer Period beginning on:

[dd/mm/yyyy]

1.	Personal Information

Legal Name (Please Print)
(Last) (First) (MI)		Location	Department
Street Address
Daytime Telephone
City, State/Country, Zip
E-Mail Address
Social Security No. __ __ __ – __ __ –__ __ __ __	Employee I.D. No. _________
		Manager	Mgr. Location

2.	Eligibility Any Employee whose customary employment is more than 20 hours per week and more than 5 months per calendar year and who does not hold (directly or indirectly) five percent (5%) or more of the combined voting power of the Company, a parent or a subsidiary, whether in stock or options to acquire stock is eligible to participate in the Stratex Networks, Inc. 1999 Employee Stock Purchase Plan (the “ESPP”); provided, however, that Employees who are subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the ESPP are not eligible to participate.

3.	Definitions Each capitalized term in this Subscription Agreement shall have the meaning set forth in the ESPP.

4.	Subscription I hereby elect to participate in the ESPP and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the ESPP. I have received a complete copy of the ESPP and a prospectus describing the ESPP and understand that my participation in the ESPP is in all respects subject to the terms of the ESPP. The effectiveness of this Subscription Agreement is dependent on my eligibility to participate in the ESPP.

5.	Payroll Deduction Authorization I hereby authorize payroll deductions from my Compensation during the Offer Period in the percentage specified below (payroll reductions may not exceed 10% of Compensation):

   Percentage to be Deducted (circle one)   1%     2%     3%     4%     5%     6%     7%     8%     9%      10%

6.	ESPP Accounts and Purchase Price I understand that all payroll deductions will be credited to my account under the ESPP. No additional payments may be made to my account. No interest will be credited on funds held in the account at any time including any refund of the account caused by withdrawal from the ESPP. All payroll deductions shall be accumulated for the purchase of Company Common Stock at the applicable Purchase Price determined in accordance with the ESPP.

7.

Withdrawal and Changes in Payroll Deduction    I understand that I may discontinue my participation in the ESPP at any time prior to an Exercise Date as provided in Section 10 of the ESPP, but if I do not withdraw from the ESPP, any accumulated payroll deductions will be applied automatically to purchase Company Common Stock. I may increase or decrease the rate of my payroll deductions in whole percentage increments to not less than one percent (1%) on one occasion during any Offer Period by completing and timely filing a Change of Status Notice. Any increase or decrease will be effective for the full payroll period commencing after the Company’s receipt of the Change of Status Notice.

8.	Perpetual Subscription I understand that this Subscription Agreement shall remain in effect for successive Offer Periods until I withdraw from participation in the ESPP, or termination of the ESPP.

9.	Taxes I have reviewed the ESPP prospectus discussion of the federal tax consequences of participation in the ESPP and consulted with tax consultants as I deemed advisable prior to my participation in the ESPP. I hereby agree to notify the Company in writing within thirty (30) days of any disposition (transfer or sale) of any shares purchased under the ESPP if such disposition occurs within two (2) years of the Enrollment Date (the first day of the Offer Period during which the shares were purchased) or within one (1) year of the date I purchased such shares, and I will make adequate provision to the Company for foreign, federal, state or other tax withholding obligations, if any, which arise upon the disposition of the shares. In addition, the Company may withhold from my Compensation any amount necessary to meet applicable tax withholding obligations incident to my participation in the ESPP, including any withholding necessary to make available to the Company any tax deductions or benefits contingent on such withholding.

10.	Designation of Beneficiary In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP: ☐ I am single ☐ I am married

Beneficiary (please print)	Relationship to Beneficiary (if any)
(Last) (First) (MI)

Street Address

City, State/Country, Zip

11.	Termination of ESPP I understand that the Company has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, and a termination may be effective as early as an Exercise Date (after purchase of shares on such date) within each outstanding Offer Period.

Date:	Employee Signature:

spouse’s signature (if beneficiary is other than spouse)

Exhibit B

Stratex Networks, Inc. 1999 Employee Stock Purchase Plan

CHANGE OF STATUS NOTICE

Participant Name (Please Print)

Social Security Number

☐	Withdrawal From ESPP

I hereby withdraw from the Stratex Networks, Inc. 1999 Employee Stock Purchase Plan (the “ESPP”) and agree that my option under the applicable Offer Period will be automatically terminated and all accumulated payroll deductions credited to my account will be refunded to me. No further payroll deductions will be made for the purchase of shares in the applicable Offer Period and I shall be eligible to participate in a future Offer Period only by timely delivery to the Company of a new Subscription Agreement. My entire account balance will be refunded to me and no Common Stock will be purchased on the next Exercise Date provided this notice is submitted to the Company ten (10) business days prior to the next Exercise Date.

☐	Change in Payroll Deduction

I hereby elect to change my rate of payroll deduction under the ESPP as follows (select one):

   Percentage to be Deducted (circle one)        1%     2%     3%     4%     5%     6%     7%     8%     9%     10%

An increase or decrease in payroll deduction will be effective for the first full payroll period commencing following the Company’s receipt of this notice.

☐	Change of Beneficiary	☐ I am single ☐ I am married

This change of beneficiary shall terminate my previous beneficiary designation under the ESPP. In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP:

Beneficiary (please print)	Relationship to Beneficiary (if any)
(Last) (First) (MI)

Street Address

City, State/Country, Zip

Date:	Employee Signature:

spouse’s signature (if beneficiary is other than spouse)

Appendix B

Annual Report to Shareholders

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussions in this Annual Report should be read in conjunction with our accompanying consolidated Financial Statements and the related notes thereto. This Annual Report contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements included or incorporated by reference in this Annual Report, other than statements that are purely historical, are forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions also identify forward looking statements. The forward looking statements in this Annual Report are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements and include, without limitation, statements regarding:

•	Our belief that the new Eclipse low capacity version E100 is key in maintaining the momentum of Eclipse because of its expansion of market size and its lower cost to build and that this will contribute greatly in improving our financial performance in fiscal year 2006;

•	Our belief that the order pipeline for Eclipse continues to be strong;

•	Our belief that our warranty accrual is adequate and that the judgment applied is appropriate;

•	Our expectation that cash usage in the first quarter of fiscal 2006 is to be in the range of $9.0 to $10.0 million;

•	Our expectation that cash usage is expected to decline in the second quarter of fiscal 2006, as losses are expected to decline;

•	Our belief that demand for the new Eclipse product line will continue to increase;

•	Our expectation that cash requirements for the product operating segment will continue to be primarily for working capital requirements, restructuring payments and research and development activities;

•	Our expectation that our gross margins will improve to about 22% to 23% in the first quarter of fiscal 2006;

•	Our expectation that our cash requirements for the next 12 months are primarily to fund operations, research and development, acquisitions, restructuring payments and capital expenditures;

•	Our expectation that the cash requirements for our service operating segment will continue to be primarily for labor costs and spare parts;

•	Our expectation that research and development expenses will decrease in fiscal 2006 because of the restructuring and cost reduction efforts initiated in the third quarter of fiscal 2005;

•	Our expectation that selling, general and administrative expenses will decrease in fiscal 2006 due to the cost reduction efforts initiated in fiscal 2005;

•	Our expectation that $4.6 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.5 million of legal and other costs and $3.0 million of vacated building lease obligations) is to be paid out in fiscal 2006 and vacated building lease obligations of $18.1 million are to be paid out during fiscal 2007 through fiscal 2012;

•	Our plan to minimize our overall customer financing exposure by discounting receivables when possible, raising third party financing and arranging letters of credit; and

•	Our belief that we have the financial resources needed to meet our business requirements for the next 12 months.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

All forward looking statements included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied in such forward looking statements. To review some of these risks as well as risks to our business in general, the cautionary statements and risk factors listed in our Annual Report and those listed from time to time in our Reports on Forms 10-Q and 8-K, including those contained in the section, “Factors That May Affect Future Financial Results,” beginning on page 18 in this Annual Report.

Business Overview

We design, manufacture, market and sell advanced wireless solutions for worldwide mobile and fixed telephone network interconnection and access. Since our founding in 1984, we have introduced a number of innovative products in the telecommunications market and have delivered wireless transmission systems for the transport of data, voice and video communication, including comprehensive service and support. We market our products primarily to mobile wireless carriers around the world. Our solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. We provide our customers with a broad product line, which contains products that operate using a variety of transmission frequencies, ranging from 0.3 GigaHertz (GHz) to 38 GHz, and a variety of transmission capacities, typically ranging from 64 Kilobits to 2OC-3 or 311 Megabits per second (Mbps). Our broad product line allows us to market and sell our products to service providers worldwide with varying interconnection and access requirements. We also sell our products to base station suppliers, who provide and install integrated systems to service providers, and to distributors, including value-added resellers (VARs) and agents. We have equipment installed in over 150 countries, and a significant percentage of our revenue is derived from sales outside the United States. Our revenues from sales of equipment and services outside the United States were 94% in fiscal 2005, 96% in fiscal 2004 and 95% in fiscal 2003.

In fiscal 2005, we focused our efforts and made good progress in transitioning from our legacy products to the Eclipse business model. Eclipse, which began commercial shipments in January 2004, is a wireless network transmission system enabling wireless network node configurations, supporting up to six independent radio traffic paths from a compact and highly modular Intelligent Node Unit. An integral high speed Time Division Multiplexing (TDM) bus architecture enables traffic routing between traffic paths by software, without local cabling. Eclipse nodes enable a reduction in the amount of equipment required to build a network, leading to cost savings, rapid installation and higher network reliability. In the fourth quarter of fiscal 2005, we began shipping the new Eclipse low capacity E100 version. We believe that this new E100 is key in maintaining the momentum of Eclipse because of its ability to address expanded market size and its lower cost to build. We believe that this will contribute greatly to improving our financial performance in fiscal year 2006.

Key fiscal year 2005 developments

Eclipse Ramp up. In fiscal 2005, we saw growing market acceptance of Eclipse. The order pipeline for Eclipse continues to be strong. The following table sets forth net sales data of Eclipse that we focus on to keep track of our progress in rolling out Eclipse:

	Q4 FY 2005	Q3 FY 2005	Q2 FY 2005	Q1 FY 2005	Fiscal 2004
	(in millions)
Net sales	$14.7	$12.2	$8.1	$4.6	$3.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Major reorganization and cost reduction. In the third quarter of fiscal 2005, we initiated a major reorganization and cost reduction plan which resulted in a reduction of our worldwide workforce by approximately 25%, outsourcing of manufacturing at our New Zealand and Cape Town locations, shut down of the Cape Town location and a reduction in engineering associated with our legacy products. We also made a decision to exit our sales and service offices in Argentina, Colombia and Brazil into independent distributors. As a result of these reductions and organizational changes, we recorded a charge for inventory write-downs of $2.6 million and charges for severance, lease obligations, fixed asset write-offs and related costs of $7.4 million in the third quarter of fiscal 2005.

Raised cash by issuance of common stock and drawing against an existing line of credit with a commercial bank. In order to meet our working capital requirements, we borrowed $25 million, on a long-term basis, against our $35 million revolving credit facility with a commercial bank in the first quarter of fiscal 2005. This loan is payable in equal monthly installments of principal plus interest over a period of four years. During the second quarter of fiscal 2005, we raised $22.9 million cash (net of expenses) by issuing shares of common stock. In connection with the closing of this sale of shares on September 24, 2004, we also issued 2,581,780 warrants to purchase up to 2,581,780 shares of the Company’s common stock at an exercise price of $2.95 per share as an incentive to invest in the Company. (See Note 11 to our consolidated financial statements).

Critical accounting policies and estimates

The preparation of our consolidated financial statements in accordance with generally accepted accounting principles requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, including the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period reported. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Management bases their estimates and judgments on historical experience, market trends, and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. We recognize revenue pursuant to Staff Accounting Bulletin No. 104 (“SAB 104”) “Revenue Recognition”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

In accordance with SAB 104, revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed. Revenue from service obligations under maintenance contracts is deferred and recognized on a straight-line basis over the contractual period, which typically ranges from one to five years.

Provision for warranty. At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of sales. Our standard warranty is generally for a period of 27 months from the date of sale if the customer uses us or our approved installers to install the products; otherwise it is 15 months from the date of sale. The warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trended historical returns. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated could

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

differ materially from what will actually transpire in the future. If our actual warranty costs are greater than the accrual, cost of sales will increase in the future. See Note 9 of our footnotes to financial statements for further details of our warranty accrual for fiscal years 2005, 2004 and 2003.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. We regularly monitor inventory quantities on hand and record a provision for excess and obsolete inventories based primarily on our estimated forecast of future product demand and production requirements. Inventory for all product lines in excess of nine months requirements is fully written-off, unless firm backlog exists, and we partially write down inventory in excess of three months for certain product lines. Included in cost of sales are inventory provisions of $2.9 million for fiscal 2005 and $0.5 million for 2003. We did not record any provisions for inventory in fiscal 2004. In fiscal 2004 and 2003, we realized a $0.5 million and a $2.1 million benefit, respectively, due to the sale of inventory that had been written off, due primarily to excess inventories not expected to be sold, in periods prior to fiscal year 2003. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments would significantly impact the value of our inventory and our reported operating results. If actual market conditions are less favorable than our assumptions, additional provisions may be required. Our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if our inventory is determined to be overvalued, we would be required to recognize such costs in our cost of sales at the time of such determination. If our inventory is determined to be undervalued, we may have overstated our cost of sales in previous periods and would be required to recognize additional operating income at the time of sale.

We currently subcontract substantially all of our manufacturing. We provide our suppliers with a monthly six month forecast so they can secure long-lead parts in order to be able to meet forecast delivery schedules. We are generally obligated to pay for long-lead items purchased by our suppliers based on our forecasts. If actual demand of our products is below the projections, we may have excess inventory as a result of our purchase commitments for long lead-time components with our contract manufacturers. This would be recorded as additional provisions for excess inventory as a component of cost of sales.

Valuation of Long-Lived Assets. We have adopted Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”), by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. We value assets based on the fair value of the asset. In fiscal 2005, we recorded an impairment loss on property and equipment of $0.9 million. In fiscal 2004, there was no impairment loss on Long-Lived Assets. During fiscal 2003, we recorded an impairment loss on property and equipment of $4.0 million that was recorded as part of restructuring charges.

Valuation of Intangible Assets. We account for intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We review our intangible assets, for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In fiscal 2004, we acquired intangible assets of $2.4 million. We were amortizing these intangible assets over their estimated useful life of 18 months. During fiscal 2005, we reviewed our intangible assets for impairment and accelerated the amortization of the intangible assets as we concluded they were impaired. We amortized the entire balance of intangible assets in the third quarter of fiscal 2005.

Restructuring and Impairment Charges. Liability for costs associated with an exit or disposal activity is recognized when the liability is incurred in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). Prior to December 31, 2002 we have accounted for restructurings in accordance with EITF No. 94-3 and SAB No. 100, “Restructuring and Impairment Charges”. Under EITF 94-3, a liability for an exit cost was recognized at the date of our commitment to an exit plan. The restructuring accrual related to vacated properties was calculated net of estimated sublease income we expect to receive once we sublease the properties that have been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the buildings will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates. Sublease income is estimated based on current market quotes for similar properties. If we are unable to sublease these properties on a timely basis or if we are forced to sublease them at lower rates due to changes in market conditions, we would adjust the accrual accordingly. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. In fiscal 2005 and fiscal 2004, we recorded restructuring charges of $2.3 million and $4.0 million, respectively, for building lease obligations that were vacated in fiscal 2003 and fiscal 2002 primarily due to a change in the estimate of sub lease income which was initially estimated at the time the buildings were vacated.

Provision for uncollectible receivables. In establishing the appropriate provisions for trade and long-term receivables due from customers, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and payment trends, including the aging of receivable balances. Generally, these individual credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure and consider:

•	a customer’s ability to meet and sustain their financial commitments;

•	a customer’s current and projected financial condition; and

•	the positive or negative effects of the current and projected industry outlook.

Deferred taxes. We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. To the extent that our estimates regarding valuation allowance are understated, additional charges to income tax expense would be recorded in the period in which we determine such understatement. If our estimates are overstated, income tax benefits will be recognized when realized. In fiscal 2004, we wrote off $1.9 million of deferred assets in one tax jurisdiction as the prior estimate of projected future taxable income decreased in that year. As of March 31, 2005, we believe that all the deferred tax assets recorded on the balance sheet are not realizable in the foreseeable future and we have recorded a full valuation allowance accordingly. For details regarding our deferred tax assets please see Note 10 of our footnotes to the financials on our Annual Report filed on Form 10-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

Revenues

Net sales for fiscal 2005 increased to $180.3 million, compared to $157.3 million reported in fiscal 2004. This increase is partly due to increased sales of our new product, Eclipse, which began shipping in the fourth quarter of fiscal 2004. Eclipse sales accounted for $39.6 million, almost 22%, of our total revenue for fiscal 2005. Improved market condition was also one of the factors contributing to the increase of net sales in fiscal 2005 as compared to fiscal 2004. Capital spending in the telecommunications market showed a gradual improvement during fiscal 2005.

Net sales for fiscal 2004 decreased to $157.3 million, compared to $197.7 million reported in fiscal 2003. This decrease was primarily due to lower average selling prices due to competitive factors and lower demand for our products due to decreases in network deployment and capital spending by telecommunication carriers. We aggressively priced some of our orders in fiscal 2004 in order to maintain and establish our position in certain key markets in anticipation of the release of our new wireless platform, Eclipse. The impact of this aggressive pricing impacted our revenues and gross profit in the third and fourth quarters of fiscal 2004.

Revenue by geographic regions. The following table sets forth information on our geographic regions for the periods indicated (in thousands):

	Years ended March 31,
	2005	% of Total	2004	% of Total	2003	% of Total
Americas	$35,285	20%	$25,184	16%	$28,269	14%
Russia	35,456	20%	14,689	9%	14,097	7%
Other Europe	32,955	18%	36,165	23%	38,584	19%
Middle East	17,520	10%	16,416	11%	15,138	8%
Nigeria	10,081	6%	25,705	16%	21,047	11%
Other Africa	16,963	9%	9,824	6%	11,511	6%
Thailand	4,320	2%	3,079	2%	22,558	11%
Other Asia/Pacific	27,722	15%	26,286	17%	46,500	24%

Total Revenues	$180,302	100%	$157,348	100%	$197,704	100%

Net sales in fiscal 2005 compared to fiscal 2004 increased significantly in Russia, the Americas and Other Africa regions while decreasing significantly in Nigeria and Other Europe. The increase in net revenue in Russia was primarily due to increased sales to one customer in that region. The increase in net sales in the Americas from $25.2 million in fiscal 2004 to $35.3 million in fiscal 2005 was partly due to the increase in sales of our license exempt product line which we acquired in fiscal 2004 and partly due to securing a new customer in Latin America. Americas sales also increased due to an increase in sales to an existing customer who had shipments to the Americas region in fiscal 2005 versus no shipments in the Americas in fiscal 2004. The decrease in net sales in Nigeria from $25.7 million in fiscal 2004 to $10.1 million in fiscal 2005 was due to a decline in shipments to one customer as their network expansion project neared completion. Net sales in the Other Europe region decreased to $33.0 million in fiscal 2005 as compared to $36.2 million in fiscal 2004. Net sales to Poland in the Other Europe region increased significantly to $10.8 million in fiscal 2005 as compared to $5.9 million in fiscal 2004. This increase in sales to Poland was offset by a decrease in sales due to a declining customer base in the Other Europe region and lower sales in Eastern Europe.

Net sales in fiscal 2004 compared to fiscal 2003 decreased significantly in the Other Asia/Pacific region. Net sales in China were only $0.9 million as compared to $5.9 million in fiscal 2003 primarily because of the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

loss of a major customer in China. Revenue in the Thailand region in fiscal 2004 experienced a significant decline of 86% as compared to fiscal 2003 primarily due to the completion of several large network projects in Thailand in fiscal 2003, which did not repeat in fiscal 2004. Net sales to Thailand were only $3.1 million in fiscal 2004 as compared to $22.6 million in fiscal 2003. Other Europe region’s revenue made up the largest portion of total revenue and decreased slightly in fiscal 2004 as compared to fiscal 2003.

Orders and backlog. In fiscal 2005, we received $208.9 million in new orders as compared to $196.3 million in fiscal 2004. The backlog at March 31, 2005 was $69.7 million compared to $59.1 million at March 31, 2004. During fiscal 2004, we received $196.3 million in new orders compared to $190.3 million in fiscal 2003, representing an increase of approximately 3%.

The following table summarizes the number of our customers, each of whom accounted for more than 10% of our backlog as at the end of the year, along with the percentage of backlog they individually represent.

	Years ended March 31,
	2005		2004
Number of customers		2	3
Percentage of Backlog	1	3%, 12%	12%, 12%, 11%

Orders in our current backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. We include in our backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. We review our backlog on an ongoing basis and make adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.

Product operating segment. The revenue and operating income for the Product operating segment for the three years ended March 31 were as follows (in thousands):

	2005	% of Total	2004	% of Total	2003	% of Total
XP4	$64,125	42%	$57,497	44%	$76,930	46%
DXR	16,120	11%	23,917	18%	36,863	22%
Altium	23,985	16%	39,613	31%	49,471	30%
Eclipse	39,599	26%	3,348	3%	—	—
Other Products	7,787	5%	4,718	4%	3,743	2%

Total Revenue	$151,616		$129,093		$167,007
Operating Loss	$(47,064)	(31)%	$(39,987)	(31)%	$(57,407)	(34)%

Net product revenues increased from $129.1 million in fiscal 2004 to $151.6 million in fiscal 2005. This increase is due primarily to our new Eclipse product, which began shipping in the fourth quarter of fiscal 2004, which increased from $3.3 million in fiscal 2004 to $39.6 million in fiscal 2005. Our older Altium product line decreased from $39.6 million in fiscal 2004 to $24.0 million in fiscal 2004 as demand for this product was replaced with our new Eclipse product. The increase in net revenue for our XP4 product line from $57.5 million in fiscal 2004 to $64.1 million in fiscal 2005 is primarily due to an existing customer in Russia that is continuing to expand its network. The decrease in the net revenue of our DXR product line from $23.9 million in fiscal 2004 to $16.1 million in fiscal 2005 is due to lower demand for this product which is used in limited applications.

Operating loss of the product segment in fiscal 2005 as a percentage of net product segment revenue remained the same as compared to operating loss in fiscal 2004. Though product revenue increased substantially

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

in fiscal 2005 as compared to fiscal 2004, the operating loss did not decrease primarily due to the restructuring charges of $7.4 million and inventory valuation charges of $2.6 million recorded in fiscal 2005.

Total revenue from the product operating segment decreased from $167.0 million in fiscal 2003 to $129.1 million in fiscal 2004. Revenues of our XP4, DXR and Altium product line decreased significantly in fiscal 2004 as compared to fiscal 2003. This was partially offset by an increase in revenues resulting from the acquisition of Plessey Broadband Wireless and revenues from the initial shipments of our new product Eclipse in the fourth quarter of fiscal 2004. The decrease in product revenues was primarily due to lower shipments resulting from lower demand for our products in response to the slowdown in the economy, the completion of certain large projects in fiscal 2003, which did not repeat in fiscal 2004, and also due to lower average selling prices in fiscal 2004 as compared to fiscal 2003. As mentioned earlier, we aggressively priced some of our large customer projects in order to maintain and establish ourselves in certain markets in anticipation of the introduction of our new product Eclipse.

Though product revenue decreased significantly in fiscal 2004 as compared to fiscal 2003, the operating loss decreased substantially in fiscal 2004 as compared to fiscal 2003. Operating loss in fiscal 2004 decreased to $40.0 million in fiscal 2004 as compared to $57.4 million in fiscal 2003 primarily due to a reduction in our costs. See the discussion of our expenses in “Selling, General and Administrative” in the following paragraphs for further details on our reduction in costs.

The cash used for product operating segment was primarily due to operating losses incurred by that segment. The cash needs of this segment were also to fund research and development activities and restructuring payments. We also increased the inventory levels of our new product Eclipse in order to support its rollout in the market. We expect cash requirements for this segment to be primarily for working capital requirements, restructuring payments and research and development activities, although we expect cash usage to decline in the second half of fiscal 2006, as net losses are expected to decline.

We believe that demand for the new Eclipse product line will continue to increase and we expect our gross margins to improve to about 22 to 23% in the first quarter of fiscal 2006 due to better margins of the Eclipse product and lower manufacturing support costs due to the restructuring plan initiated in the third quarter of fiscal 2005.

Service Operating Segment. The revenue and operating income for the Service operating segment for the three years ended March 31 were as follows: (in thousands)

	2005	% of Revenue	2004	% of Revenue	2003	% of Revenue
Field Service revenue	$16,605		$15,404		$18,752
Operating income/(loss)	(516)	(3)%	665	4%	2,019	11%
Repair revenue	12,081		12,851		11,945
Operating income	3,859	32%	4,777	37%	4,494	38%

Total Service Revenue	$28,686		$28,255		$30,697
Total Operating income	$3,343	12%	$5,442	19%	$6,513	21%

Services revenue includes, but is not limited to, installation, network design, path surveys, integration and other revenues derived from the services we provide to our customers. In fiscal 2005, field service revenue increased to $16.6 million as compared to $15.4 million in fiscal 2004. Though the field service revenue increased in fiscal 2005 as compared to fiscal 2004 we incurred an operating loss in fiscal 2005 as compared to an operating income in fiscal 2004, primarily due to project delays resulting in higher costs and also due to costs

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

for modifying an installation for one of our major customers. In fiscal 2004, field service revenue decreased to $15.4 million as compared to $18.8 million in fiscal 2003 primarily because of lower product revenues in fiscal 2004 as compared to fiscal 2003. The operating income for field service revenue, as a percentage of service revenue, declined by 7% in fiscal 2004 as compared to fiscal 2003 also due to project delays in installation of our new product Eclipse for one of our major customer projects in South Asia which resulted in higher costs.

Repair revenue decreased slightly in fiscal 2005 to $12.1 million from $12.9 million in fiscal 2004. Operating income for the repair segment, as a percentage of repair revenue, for fiscal 2005 decreased to 32% from 37% in fiscal 2004 because of lower absorption of fixed costs due to lower revenues. Repair revenue increased slightly in fiscal 2004 to $12.9 million from $11.9 million in fiscal 2003. Operating income for the repair segment for fiscal 2004 also increased slightly compared to operating income in fiscal 2003.

The cash requirements in the service operating segment were primarily to purchase spare parts to provide repair services to our customers and for payment of labor expenses. We also paid cash to several third party vendors for helping us in the installation of our products. In fiscal 2005 and fiscal 2004, we purchased approximately $2.9 million and $4.4 million of spare parts, respectively. We expect the cash requirements for this segment to continue to be primarily for labor costs and spare parts.

Gross Profit

	Years ended March 31,
	2005	% of Net Sales	2004	% of Net Sales	2003	% of Net Sales
Net sales	$180,302	100.0%	$157,348	100.0%	$197,704	100.0%
Cost of sales	151,398	84.0	129,689	82.4	149,165	75.5
Inventory valuation charges (benefits)	2,581	1.4	(498)	(0.3)	(2,122)	(1.1)

Gross profit	$26,323	14.6%	$28,157	17.9%	$50,661	25.6%

Gross profit as a percentage of net sales decreased to 14.6% in fiscal 2005 compared to a gross profit of 17.9% in fiscal 2004. The gross profit for fiscal 2005 was negatively impacted by 1.4% due to inventory valuation charges of $2.6 million recorded in fiscal 2005. An inventory valuation benefit of $0.5 million was recorded in fiscal 2004. The inventory valuation charges were for excess inventories not expected to be sold and the inventory valuation benefit was from sale of excess inventories reserved in prior periods. Pricing had a negative impact of approximately 2% on the gross margin of fiscal 2005 as compared to the gross margin of fiscal 2004.

Gross profit, as a percentage of net sales, decreased to 17.9% in fiscal 2004 as compared to 25.6% in fiscal 2003. This decrease was primarily due to a negative pricing impact of approximately 6% due to competitive market conditions. As mentioned earlier, we had aggressively priced some of our orders in the first half of fiscal 2004 in order to maintain and establish our position in certain key markets in anticipation of the release of our new Eclipse product line. The impact of this aggressive pricing was seen on our revenues in the second half of fiscal 2004. A decline in sales of our higher priced DXR product line in fiscal 2004 as compared to fiscal 2003 was also one of the causes of the negative pricing impact. Product mix had an unfavorable impact of approximately 2.1%. Inventory valuation benefit, which was $0.5 million in fiscal 2004 and $2.1 million in the fiscal 2003, had a negative impact on the gross margin of approximately 1%. This inventory valuation benefit in fiscal 2004 and fiscal 2003 was due to the sale of inventories, which were fully reserved in prior periods. In addition, a decrease in manufacturing costs in fiscal 2004 as compared to fiscal 2003 had a favorable impact on gross profit of approximately 1%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Research and Development

	Years ended March 31,
	2005	2004	2003
Research and development	$16,661	$17,151	$14,393
% of net sales	9.2%	10.9%	7.3%

In fiscal 2005, research and development expenses decreased to $16.7 million from $17.2 million in fiscal 2004. This decrease is primarily due to the shut down of our Cape Town, South Africa operations in the third quarter of fiscal 2005 as part of a restructuring plan and the reduced engineering expenses related to our legacy products. We expect research and development expenses to further decrease in fiscal 2006 because of the restructuring and cost reduction efforts initiated in the third quarter of fiscal 2005, although we plan to remain focused on our efforts to improve our Eclipse product line features and capabilities.

In fiscal 2004, research and development expenses increased to $17.2 million as compared to $14.4 million in fiscal 2003. This increase was primarily due to the inclusion of expenses of Plessey Broadband Wireless, which we acquired at the beginning of the third quarter of fiscal 2004, and an increase in material purchases and temporary services for prototype builds of our new product, Eclipse. As a percentage of sales, research and development expenses increased to 10.9% as compared to 7.3% in fiscal 2003.

Selling, General and Administrative

	Years ended March 31,
	2005	2004	2003
Selling, general and administrative	$44,379	$39,273	$58,922
% of net sales	24.6%	25.0%	29.8%

In fiscal 2005, selling, general and administrative expenses increased to $44.4 million from $39.3 million in fiscal 2004. This increase is due to higher third party agent commissions on sales of our products resulting from an increase in net sales, especially in the Asia/Pacific region, and higher receivable valuation charges. In fiscal 2005, we recorded a $1.1 million accrual for our receivables which are not collectible. In addition, the increase was due to the increased costs and audit fees for documentation and testing related to implementation of requirements of the Sarbanes-Oxley Act 2002. As a percentage of net sales, selling, general and administrative expenses declined to 24.6% in fiscal 2005 from 25.0% in fiscal 2004 primarily because the rate of increase in net sales exceeded the rate of increase in selling, general and administrative expenses.

We expect selling, general and administrative expenses to decrease slightly in fiscal 2006 due to the cost reduction efforts initiated in fiscal 2005.

Selling, general and administrative expenses decreased to $39.3 million in fiscal 2004 as compared to $58.9 million in fiscal 2003, a 33% decline. This decrease was primarily due to the cost reduction measures undertaken as part of a restructuring plan in fiscal 2003. This decrease was also due to lower third party agent commissions on sales of our products resulting from a decline in net sales, especially in the Asia/Pacific region where we use agents for the sale of our products. We also had notable reductions in insurance, advertising, communication and software maintenance costs. In addition, selling, general and administrative expenses decreased by $3.5 million due to a reduction in reserves in connection with the settlement of a legal claim that was reserved in fiscal 2003. Selling, general and administrative expenses for fiscal 2003 included $7.5 million recorded for preferential payments claims by trustee attorneys for our prior CLEC customers who declared bankruptcy in a prior year. As

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

a percentage of sales, selling, general and administrative expenses decreased to 25% in fiscal 2004 as compared to 29.8% in fiscal 2003. Though selling, general and administrative expenses decreased significantly in terms of absolute dollars, as a percentage of net sales, the decrease in selling, general and administrative expenses was not significant primarily because of lower net sales in fiscal 2004 as compared to fiscal 2003.

Restructuring Charges

	Years ended March 31,
	2005	2004	2003
Restructuring charges	$7,423	$5,488	$28,240
% of net sales	4.1%	3.5%	14.3%

In fiscal 2005, we recorded $7.4 million of restructuring charges. In order to reduce expenses and increase operational efficiency, we implemented a restructuring plan in the third quarter of fiscal 2005 which included the decision to shut down operations in Cape Town, South Africa, outsource the manufacturing at the New Zealand and Cape Town, South Africa locations and exit our sales and service offices in Argentina, Colombia and Brazil to independent distributors. As part of the restructuring plan, we reduced the workforce by 155 employees and recorded restructuring charges for employee severance and benefits of $4.0 million in the third quarter of fiscal 2005. In the third quarter of fiscal 2005, we also recorded $2.3 million for building lease obligations, $0.6 million for fixed asset write-offs and $0.5 million for legal and other costs. In the fourth quarter of fiscal 2005, we reversed $0.2 million of excess severance accrual. We also recorded an additional $0.2 million accrual for the write off of our fixed assets in our sales offices in Argentina and Colombia. The $2.3 million of restructuring charges recorded in fiscal 2005 for building lease obligation was for facilities which were vacated in fiscal 2002 and fiscal 2003 as explained in the following paragraphs. The vacated building lease obligations recorded as restructuring charges in fiscal 2002, fiscal 2003 and fiscal 2004 included payments required under lease contracts, less estimated sublease income after the property has been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The $2.3 million of charges for vacated building lease obligation recorded in fiscal 2005, were primarily due to a decrease in estimated future sublease income.

In fiscal 2004, we recorded $5.5 million of restructuring charges. We reduced the workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. The remaining $4.6 million of restructuring charges was for building lease obligations, which were vacated in fiscal 2002 and fiscal 2003.

During fiscal 2003 and fiscal 2002, we announced several restructuring programs. These restructuring programs included the consolidation of excess facilities. Due to these actions, we recorded restructuring charges of $19.0 million in fiscal 2003 and $8.6 million in fiscal 2002 for vacated building lease obligations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table summarizes the activity relating to restructuring charges for the three years ended March 31, 2005 (in millions):

	Severance and Benefits	Facilities and Other	Total
Balance as of April 1, 2002	$2.3	$7.1	$9.4
Provision in fiscal 2003	3.8	24.4	28.2
Cash payments	(4.6)	(7.3)	(11.9)
Non-cash expenses	—	(4.0)	(4.0)
Reimbursable transition costs	—	2.5	2.5

Balance as of March 31, 2003	1.5	22.7	24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)

Balance as of March 31, 2004	1.1	21.7	22.8
Provision in fiscal 2005	3.8	3.6	7.4
Cash payments	(3.8)	(4.0)	(7.8)
Non-cash expense		(0.6)	(0.6)
Reclassification of related rent accruals	—	1.2	1.2

Balance as of March 31, 2005	$1.1	$21.9	$23.0

Current portion	$1.1	$3.8	$4.9
Long-term portion	—	18.1	18.1

Of the remaining accrual balance of $23.0 as of March 31, 2005, $22.7 million is expected to be paid out in cash. We expect $4.6 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.5 million of legal and other costs and $3.0 million of vacated building lease obligations) to be paid out in fiscal 2006 and vacated building lease obligations of $18.1 million to be paid out during fiscal 2007 through fiscal 2012.

Write Down of Investments and Other Assets. In fiscal 2005 and 2004, there was no impairment loss on our investments. Impairment losses of $0.4 million were recorded in fiscal 2003 on our equity investments in marketable securities. We determined that the recorded value for these certain investments exceeded their fair value and that these impairments were other than temporary in nature. Fair value for our publicly traded securities was estimated based upon recent and projected future valuations, taking into account the length of time the investments had previously been held at a loss. Fair value for our privately held investments was estimated using projected financial results and comparisons with other companies in similar industries.

Interest Income, Other Expenses, Net and Income Taxes

	Years ended March 31,
	2005	2004	2003
Interest income	$737	$886	$1,746
Interest expense	1,662	160	652
Other expenses, net	845	1,116	1,420
Provision (benefit) for income taxes	455	2,133	(77)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Interest income was $0.7 million in fiscal 2005 compared to $0.9 million in fiscal 2004. This decrease was primarily due to lower average cash balances in fiscal 2005 than in fiscal 2004. Interest income in fiscal 2004 decreased to $0.9 million from $1.7 million in fiscal 2003. This decrease was primarily due to lower average cash balances during fiscal 2004 as compared to fiscal 2003.

Interest expense increased to $1.7 million in fiscal 2005 as compared to $0.2 million in fiscal 2004 due to bank borrowings of $25 million under our credit facility in the first quarter of fiscal 2005 and also due to an increase in letters of credit discounting fees. Interest expense decreased to $0.2 million in fiscal 2004 as compared to $0.7 million in fiscal 2003 due to a decrease in letters of credit discounting fees resulting from decreased sales to the Asia/Pacific region where the sales are primarily paid through letters of credit.

Other expenses reduced to $0.8 million in fiscal 2005 as compared to $1.1 million in fiscal 2004 primarily because of lower cost of hedging for foreign currency exposure in fiscal 2005 as we reduced our exposure by capitalizing certain inter-company balances with foreign subsidiaries. Other expenses declined slightly to $1.1 million in fiscal 2004 as compared to $1.4 million in fiscal 2003.

In fiscal 2005, we recorded income tax provision of $0.5 million related to profits generated by certain foreign subsidiaries. In fiscal 2004, we wrote off $1.9 million of deferred tax assets relating to two of our foreign subsidiaries as it was more likely than not that we would not realize any benefit from these assets. We also recorded $0.2 million of income tax provision for our profitable foreign subsidiaries. We recorded a small income tax benefit in fiscal 2003.

Liquidity and Capital Resources

Net cash used for operating activities in fiscal 2005 was $35.6 million, compared to net cash used by operating activities of $27.4 million in fiscal 2004. The amount used in operating activities was due primarily to net losses, as adjusted to exclude non-cash charges. Other working capital uses of cash included significant increases in inventories and a significant decrease in accounts payable.

Inventories increased in fiscal 2005 by $1.5 million as compared to an increase in fiscal 2004 of $6.7 million. These increases are due, primarily, to the increased inventory levels necessary to support the continued rollout of the Eclipse product line.

Accounts receivable increased by $0.5 million in fiscal 2005 as compared to a $3.7 million increase in fiscal 2004. Accounts receivable increased in fiscal 2005 primarily because of higher sales levels.

Accounts payable decreased by $5.6 million in fiscal 2005 as compared to an increase of $15.0 million in fiscal 2004 primarily because of lower purchases of our legacy products which are reaching end of life status. This reduction was partially offset by an increase in purchases of our new product Eclipse.

Accrued liabilities increased by $6.0 million in fiscal 2005 as compared to a decrease of $3.4 million in fiscal 2004 primarily because of $3.7 million accrued for a volume discount customer and an increase in accruals for audit fees relating to work mandated by the Sarbanes-Oxley Act of 2002 for fiscal year 2005.

Net cash provided by investing activities in fiscal 2005 was $5.0 million, compared to net cash provided by investing activities of $14.7 million in fiscal 2004. Purchases of property and equipment were $7.4 million in fiscal 2005 compared to $10.5 million in fiscal 2004. The decrease in capital expenditures was primarily due to a reduction in the purchase of service parts to support our older product lines. In fiscal 2004 we were required to make a one time bulk purchase of service support parts for our Spectrum product line because our suppliers

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

notified us that they would not continue manufacturing this equipment, as it was not profitable for them to do so. In fiscal 2005, net proceeds from purchases and sales of investments were $12.4 million as compared to net proceeds of $27.8 million in fiscal 2004.

In fiscal 2004, we paid $2.6 million in cash to Tellumat (Pty) Ltd. for the acquisition of the net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd.

Net cash provided by financing activities in fiscal 2005 was $43.8 million compared to $1.4 million in fiscal 2004. In the first quarter of fiscal 2005, we borrowed $25 million against our credit facility of $35 million with a commercial bank. We repaid $5.2 million of this loan in fiscal 2005. In addition, proceeds from the sale of common stock for fiscal 2005 included $22.9 million (net of expenses) raised by issuing 10,327,120 shares of common stock at a price of $2.36 per share and $1.1 million from the exercise of employee stock options and the employee stock purchase plan. Proceeds from the sale of common stock of $1.4 million in fiscal 2004 were entirely from the exercise of employee stock options and the employee stock purchase plan.

Cash requirements

Our cash requirements for the next 12 months are primarily to fund:

•	Operations

•	Research and development

•	Restructuring payments

•	Capital expenditures

•	Acquisitions

Commercial commitments

As of March 31, 2005, we had $2.5 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. These letters of credit generally expire in fiscal 2006. Also, as of March 31, 2005, we had outstanding forward foreign exchange contracts in the aggregate amount of $47.7 million expiring within 6 months.

Contractual obligations

The following table provides information related to our contractual obligations:

Payments due (in thousands):

	Years ending March 31,
	2006	2007	2008	2009	2010	2011 & beyond	Total Obligations
Operating leases (a)	$5,795	$5,602	$5,810	$5,945	$6,110	$5,138	$34,400
Unconditional purchase obligations (b)	$40,170	—	—	—	—	—	$40,170
Long-term debt (c)	$6,250	$6,250	$6,250	$1,042	—	—	$19,792

(a)	Contractual cash obligations include $21.0 million of lease obligations that have been accrued as restructuring charges as of March 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(b)	We have firm purchase commitments with various suppliers as of end of March 2005. Actual expenditures will vary based upon the volume of the transactions and length of contractual service provided. In addition, the amounts paid under these arrangements may be less in the event that the arrangements are renegotiated or cancelled. Certain agreements provide for potential cancellation penalties. Our policy with respect to all purchase commitments is to record losses, if any, when they are probable and reasonably estimable. We have made adequate provision for potential exposure related to inventory on order which may go unused.
(c)	See discussion of “repayment of long-term debt” in the following paragraphs.

Restructuring payments

Of the remaining restructuring accrual balance of $23.0 million as of March 31, 2005, $22.7 million is expected to be paid out in cash. We expect $4.6 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.5 million of legal and other costs and $3.0 million of vacated building lease obligations) to be paid out in fiscal 2006 and vacated building lease obligations of $18.1 million to be paid out during fiscal 2007 through fiscal 2012.

Customer financing

In fiscal 2004, we granted extended terms of credit to some of our customers in order to position ourselves in certain markets and to promote opportunities for our new Eclipse product line. As of March 31, 2005 we have $0.9 million recorded as long-term accounts receivable due to these extended terms of credit granted to our customers. Although we may commit to provide customer financing to customers in order to position ourselves in certain markets, we remain focused on minimizing our overall customer financing exposures by discounting receivables when possible, raising third party financing and arranging letters of credit.

Repayment of long-term debt

In the first quarter of fiscal 2005, we borrowed $25 million on a long-term basis against our $35 million credit facility with a commercial bank. This loan is payable in equal monthly installments of principal plus interest over a period of four years. This loan is at a fixed interest rate of 6.38%. As part of the loan agreement, we have to maintain, as measured at the last day of each fiscal quarter, tangible net worth of at least $60 million plus 25% of net income, as determined in accordance with GAAP, for such quarter and all preceding quarters since December 31, 2003 (exclusive of losses). We also have to maintain, as measured at the last day of each calendar month, a ratio of (1) total unrestricted cash and cash equivalents plus short-term, marketable securities minus certain outstanding bank services divided by (2) the aggregate amount of outstanding borrowings and other obligations to the bank, of not less than 1.00 to 1.00. As of March 31, 2005 we were in compliance with these financial covenants of the loan. As of March 31, 2005 we had repaid $5.2 million of this loan.

Sources of cash:

At March 31, 2005, our principal sources of liquidity consisted of $48.7 million in cash and cash equivalents and short-term investments and $8.5 million available credit under our credit facility of $35 million with a major bank.

Available credit facility

On May 27, 2004 we borrowed $25 million on a long-term basis against our $35 million revolving credit facility with a commercial bank as mentioned above. Short-term borrowings under the remaining $8.5 million of available credit within the $10 million revolving credit portion of the initial $35 million credit facility will be at

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

the bank’s prime rate, which was 5.75% per annum at March 31, 2005, or LIBOR plus 2%. This facility is secured by our assets. In May 2005, the Company entered into an amendment to the existing Credit Facility Agreement with the commercial bank which expanded the amount of credit available under the facility and extended it to April 2007. Per the original agreement the amount of the revolving credit portion of the facility was restricted to $10 million. Under the amended terms, the total amount of revolving credit available was expanded to a total of $35 million less the outstanding balance of the long-term debt portion. The long-term debt portion of our credit facility was $19.3 million as of April 30, 2005. As the long-term debt portion is repaid, additional credit will be available under the revolving credit portion of the facility.

We used a significant amount of cash in fiscal 2005. We expect cash usage in the first quarter of fiscal 2006 to be in the range of $9.0 to $10.0 million, with most of this due to increased working capital requirements to support the higher first and second quarter anticipated demand for our Eclipse product and also for the quarterly repayment of our loan. Cash usage is expected to decline in the second half of fiscal 2006, as losses are expected to decline.

We believe that our available cash and cash equivalents at March 31, 2005 combined with anticipated receipts of outstanding accounts receivable and our revolving credit facility as explained above should be sufficient to meet our anticipated needs for working capital and capital expenditures through March 31, 2006.

Depending on the growth of our business, we may require additional financing which may not be available to us in the required time frame on commercially reasonable terms, if at all. However, we believe that we have the financial resources needed to meet our business requirements for at least the next 12 months.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk:

Exposure on Investments

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer and country. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. The portfolio is also diversified by maturity to ensure that funds are readily available as needed to meet our liquidity needs. This policy minimizes the requirement to sell securities in order to meet liquidity needs and therefore the potential effect of changing market rates on the value of securities sold.

The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio.

	Years ending March 31, (In thousands)
	2006	2007
Cash equivalents and short-term investments (a)	$39,752	$2,195
Weighted average interest rate	2.49%	2.87%

(a)	Does not include cash of $6.7 million held by foreign subsidiaries in bank checking and deposit accounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The primary objective of our short-term investment activities is to preserve principal while at the same time maximize yields, without significantly increasing risk. Our short-term investments are for fixed interest rates; therefore, changes in interest rates will not generate a gain or loss on these investments unless they are sold prior to maturity. Actual gains and losses due to the sale of our investments prior to maturity have been immaterial. Investments are generally not held for more than one year. The average days to maturity for investments held at March 31, 2005 was 58 days and had an average yield of 2.51% per annum. As of March 31, 2005, unrealized losses on investments were immaterial. The investments have been recorded at fair value on our balance sheet.

Exposure on Borrowings:

Any borrowings under our credit facility will be at a interest rate of the bank’s prime rate plus 2% or LIBOR plus 2%. As of March 31, 2005 we had $8.5 million of available credit. This credit facility was expanded in May 2005 to a total of $35 million less the outstanding balance of the long-term debt portion. The long-term debt portion of our credit facility was $19.3 million as of April 30, 2005. A hypothetical 10% change in interest rates would not have a material impact on our financial position, results of operations and cash flows.

Exchange Rate Risk:

We routinely use forward foreign exchange contracts to hedge our exposures related to the monetary assets and liabilities of our operations denominated in non-functional currencies. In addition, we enter into forward foreign exchange contracts to establish with certainty the U.S. dollar amount of anticipated transactions denominated in a foreign currency. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. At March 31, 2005 we held forward contracts in various currencies in the aggregate amount of $47.7 million primarily in Thai Baht, Euro and Polish Zloty. The unrealized gain on these contracts at March 31, 2005 was $0.1 million. Forward contracts are not available in certain currencies and are not purchased by us for certain other currencies due to the cost. The exchange rate changes in some of these currencies, such as the Nigerian Naira, could result in significant gains or losses in future periods.

Given our exposure to various transactions in foreign currencies, a change in foreign exchange rates would result in exchange gains and losses. As these exposures are generally covered by forward contracts, these exchange gains and losses would be offset by exchange gains and losses on the contracts designated as hedges against such exposures.

We do not enter into foreign currency transactions for trading or speculative purposes. We attempt to limit our exposure to credit risk by executing foreign contracts with high-quality financial institutions. A discussion of our accounting policies for derivative financial instruments is included in Note 2 to the consolidated financial statements.

Factors that May Affect Future Financial Results

The Stockholders’ Letter and discussions in this Annual Report concerning our future products, expenses, revenues, gross margins, liquidity, and cash needs, as well as our plans and strategies, contain forward-looking statements concerning our future operations and financial results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements, trend analyses and other information contained herein about the markets for our services and products and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipate,” “believe,” “plan,” “estimate,” “expect,” “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

current expectations, and we assume no obligation to update this information. Numerous factors, could cause actual results to differ materially from those described in these statements, as well as harm business in general, including the following:

•	We have a history of losses, and we may not achieve or sustain profitability on a quarterly or annual basis;

•	Competition could harm our ability to maintain or improve our position in the market and could decrease our revenues;

•	Our average sales prices are declining;

•	If we do not successfully market our new product, Eclipse, our business would be harmed;

•	Because a significant amount of our revenues comes from a few customers, the termination of any of these customer relationships may harm our business;

•	Due to the significant volume of our international sales, we are susceptible to a number of political, economic and geographic risks that could harm our business;

•	If we fail to develop and maintain distribution relationships, our revenues may decrease;

•	Our industry is volatile and subject to frequent changes, and we may not be able to respond effectively or in a timely manner to these changes;

•	Acts of terrorism can negatively impact our revenues;

•	Consolidation within the telecommunications industry and among suppliers could decrease our revenues;

•	Our success depends on new product introductions and acceptance;

•	Our customers may not pay us in a timely manner, or at all, which would decrease our income and utilize our working capital;

•	We may need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations;

•	We may breach our covenants relating to our outstanding debt against our $35 million revolving credit facility with a commercial bank resulting in a secured creditor claim action against us by the bank;

•	The inability of our subcontractors to perform, or our key suppliers to manufacture and deliver materials, could cause our products to be produced in an untimely or unsatisfactory manner;

•	Negative changes in the capital markets available for telecommunications and mobile cellular projects may result in excess inventory, which we cannot sell or be required to sell at distressed prices, and may result in longer credit terms to our customers;

•	If we fail to manage our internal development or successfully integrate acquired businesses, we may not effectively manage our growth and our business may be harmed;

•	The unpredictability of our quarter-to-quarter results may harm the trading price of our common stock;

•	Because of intense competition for highly skilled candidates, we may not be able to recruit and retain qualified personnel;

•	If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property;

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

•	Defending against intellectual property infringement claims could be expensive and could disrupt our business;

•	If sufficient radio frequency spectrum is not allocated for use by our products, and we fail to obtain regulatory approval for our products, our ability to market our products may be restricted;

•	We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business;

•	Our stock price may be volatile, which may lead to losses by investors; and

•	Changes in Accounting Standards for Share-Based Payments will reduce our future profitability.

For a more detailed discussion of these risks see Item 1. “Business—Factors That May Affect Future Financial Results” of our Annual report on Form 10-K for the fiscal year ended March 31, 2005. Prospective investors and stockholders should carefully consider the factors set forth in our Annual Report on Form 10-K.

SELECTED CONSOLIDATED FINANCIAL DATA

	Years ended March 31,
	2005	2004	2003	2002	2001
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$180,302	$157,348	$197,704	$228,844	$417,661
Net income (loss)	$(45,946)	$(37,068)	$(51,555)	$(168,873)	$(6,995)
Basic and diluted earnings (loss) per share	$(0.51)	$(0.44)	$(0.62)	$(2.13)	$(0.10)
Basic and diluted weighted average shares outstanding	89,634	83,364	82,548	79,166	73,391

	March 31,
	2005	2004	2003	2002	2001
	(in thousands, except number of employees)
Balance Sheet and other Data:
Total assets	$160,631	$163,244	$184,785	$214,117	$326,780
Long-term liabilities	$32,185	$20,311	$19,145	$6,675	—
Stockholders’ equity	$60,023	$81,182	$112,800	$167,457	$259,863
Total employees	456	617	587	760	1,184

STRATEX NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2005	2004
	(in thousands, except per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$32,860	$21,626
Short-term investments	15,831	28,337
Accounts receivable, net of allowance of $2,769 in 2005 and $2,373 in 2004	35,084	34,295
Inventories	36,780	33,101
Other current assets	10,572	10,932

Total current assets	131,127	128,291

Property and Equipment:
Machinery and equipment	79,156	73,172
Land and buildings	7,550	7,550
Furniture and fixtures	5,575	5,344
Leasehold improvements	1,537	1,519

	93,818	87,585
Accumulated depreciation and amortization	(65,590)	(56,410)

Net property and equipment	28,228	31,175

Intangible assets, net	—	1,581
Other assets	1,276	2,197

Total Assets	$160,631	$163,244

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$34,472	$40,033
Short-term debt	6,250	—
Accrued liabilities	27,701	21,718

Total current liabilities	68,423	61,751
Long-term debt	13,542	—
Restructuring and other long-term liabilities	18,643	20,311

Total liabilities	100,608	82,062
Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Preferred stock, $.01 par value; 5,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value; 150,000 shares authorized, 94,918 and 84,048 shares issued and outstanding at March 31, 2005 and 2004, respectively	948	840
Additional paid-in capital	485,382	461,483
Accumulated deficit	(413,725)	(367,779)
Accumulated other comprehensive loss	(12,582)	(13,362)

Total stockholders’ equity	60,023	81,182

Total Liabilities and Stockholders’ Equity	$160,631	$163,244

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31,
	2005	2004	2003
	(in thousands, except per share amounts)
Net Sales	$180,302	$157,348	$197,704
Cost of sales	151,398	129,689	149,165
Inventory and other valuation charges (benefit)	2,581	(498)	(2,122)

Gross profit	26,323	28,157	50,661

Operating Expenses:
Research and development	16,661	17,151	14,393
Selling, general and administrative	44,379	39,273	58,922
Amortization of intangible assets	1,581	790	—
Restructuring charges	7,423	5,488	28,240

Total operating expenses	70,044	62,702	101,555

Loss from operations	(43,721)	(34,545)	(50,894)
Other Income (Expense):
Interest income	737	886	1,746
Interest expense	(1,662)	(160)	(652)
Other expenses, net	(845)	(1,116)	(1,420)
Write down of investments	—	—	(412)

Total other expense, net	(1,770)	(390)	(738)

Loss before provision (benefit) for income taxes	(45,491)	(34,935)	(51,632)
Provision (benefit) for income taxes	455	2,133	(77)

Net Loss	$(45,946)	$(37,068)	$(51,555)

Basic and diluted net loss per share	$(0.51)	$(0.44)	$(0.62)

Shares used to compute basic and diluted net loss per share	89,634	83,364	82,548

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended March 31, 2003, 2004 and 2005
	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	(in thousands)
Balances March 31, 2002	82,314	$823	$456,087	$(279,156)	$(10,297)	$167,457

Components of comprehensive loss:
Net loss	—	—	—	(51,555)	—	(51,555)
Change in unrealized holding gain	—	—	—	—	194	194
Translation adjustment	—	—	—	—	(4,360)	(4,360)

Total comprehensive loss						(55,721)

Stock issued for options and purchase plan	434	4	1,060	—	—	1,064

Balances March 31, 2003	82,748	$827	$457,147	$(330,711)	$(14,463)	$112,800

Components of comprehensive income:
Net loss	—	—	—	(37,068)	—	(37,068)
Change in unrealized holding gain	—	—	—	—	20	20
Translation adjustment	—	—	—	—	1,081	1,081

Total comprehensive loss						(35,967)

Shares issued to Tellumat (Pty) Ltd for acquisition of net assets of Plessey Broadband Wireless	730	7	2,950	—	—	2,957
Stock issued for options and purchase plan	570	6	1,386	—	—	1,392

Balances March 31, 2004	84,048	$840	$461,483	$(367,779)	$(13,362)	$81,182

Components of comprehensive income:
Net loss	—	—	—	(45,946)	—	(45,946)
Change in unrealized holding gain	—	—	—	—	(58)	(58)
Translation adjustment	—	—	—	—	838	838

Total comprehensive loss						(45,166)

Sale of common stock, net of cash and non-cash (warrants) expenses of $1.4 million and $4.1 million, respectively (See note 11)	10,327	103	22,850	—	—	22,953
Stock issued for options and purchase plan	543	5	1,049	—	—	1,054

Balances March 31, 2005	94,918	$948	$485,382	$(413,725)	$(12,582)	$60,023

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31,
	2005	2004	2003
	(in thousands)
Cash Flows From Operating Activities:
Net loss	$(45,946)	$(37,068)	$(51,555)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	11,460	9,470	10,815
Impairment loss of investments and other assets	—	—	412
Non cash restructuring charges	928	—	4,045
Changes in assets and liabilities:
Accounts receivable	(530)	(3,721)	10,662
Inventories	(1,461)	(6,662)	6,079
Deferred taxes	—	—	(267)
Other assets	1,176	2,035	(1,304)
Accounts payable	(5,597)	14,960	2,789
Accrued liabilities	5,998	(3,416)	10,773
Long-term liabilities	(1,662)	(3,039)	12,470

Net cash provided by (used for) operating activities	(35,634)	(27,441)	4,919

Cash Flows From Investing Activities:
Purchase of available-for-sale securities	(83,275)	(220,983)	(343,229)
Proceeds from sale of available-for-sale securities	95,723	248,812	336,869
Purchase of property and equipment	(7,435)	(10,532)	(1,820)
Purchase of net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd.	—	(2,578)	—

Net cash provided by (used for) investing activities	5,013	14,719	(8,180)

Cash Flows From Financing Activities:
Borrowings from banks	25,000	—	—
Repayment of bank borrowings	(5,208)	—	—
Proceeds from sale of common stock	24,007	1,392	1,064

Net cash provided by financing activities	43,799	1,392	1,064

Effect of exchange rate changes on cash	(1,944)	(1,080)	345

Net increase (decrease) in cash and cash equivalents	11,234	(12,410)	(1,852)
Cash and cash equivalents at beginning of year	21,626	34,036	35,888

Cash and cash equivalents at end of year	$32,860	$21,626	$34,036

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental Statements of Cash Flows Disclosures. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:

	Years ended March 31,
	2005	2004	2003
	(in thousands)
Interest paid	$1,781	$103	$430
Income taxes paid	$199	$274	$1,022

Supplemental Schedule of Non Cash Financing Activities:

	2005	2004	2003
	(in thousands)
Non-cash purchase consideration for the acquisition of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. through the issuance of common stock	$—	$2,957	$—

Issuance of common stock warrants (See Note 11)	$4,122	$—	$—

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

The Company designs, manufactures and markets advanced wireless solutions for mobile applications and broadband access to enable the development of complex communications networks worldwide. The Company’s microwave radio products deliver data and voice across a full spectrum of network frequencies and capacities. The Company’s business is global in nature, supported by a worldwide sales and support organization. Stratex Networks, Inc., formerly known as DMC Stratex Networks, Inc. and Digital Microwave Corporation, was founded in January 1984.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation. The consolidated financial statements include the accounts of Stratex Networks, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents. The Company generally considers all highly liquid debt instruments with a remaining maturity of three months or less at the time of purchase, to be cash equivalents. Auction rate preferred securities are classified as short term investments. Cash and cash equivalents consisted of cash, money market funds, and short-term securities as of March 31, 2005 and 2004.

Short-Term Investments. The Company invests its excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in current operations. Accordingly, all marketable securities are classified as “available-for-sale” in accordance with the provisions of the Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). At March 31, 2005, the Company’s available-for-sale securities had contractual maturities ranging from 1 month to 18 months, with a weighted average maturity of 58 days.

All investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders’ equity. The realized gains on the sale of securities during fiscal 2005, 2004 and 2003 were insignificant. Realized gains (losses) are included in other expenses, net in the accompanying consolidated statement of operations.

The following is a summary of available-for-sale short-term investments as of March 31:

	2005
	Cost	Fair Value	Unrealized Holding Loss
	(in thousands)
Corporate notes	$749	$749	$—
Corporate and Government bonds	9,578	9,532	(46)
Auction rate preferred notes	5,550	5,550	—

Total	$15,877	$15,831	$(46)

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of available-for-sale short-term investments as of March 31:

	2004
	Cost	Fair Value	Unrealized Holding Gain
	(in thousands)
Corporate notes	$15,920	$15,927	$7
Corporate and Government bonds	2,105	2,110	5
Auction rate preferred notes	10,300	10,300	—

Total	$28,325	$28,337	$12

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories consisted of:

	March 31,
	2005	2004
	(in thousands)
Raw materials	$11,065	$20,594
Work-in-process	488	1,719
Finished goods	25,227	10,788

	$36,780	$33,101

In the third quarter of fiscal 2005, the Company recorded inventory valuation charges of $2.6 million for excess inventories not expected to be sold. There were no inventory valuation charges recorded in fiscal 2004 and fiscal 2003. In fiscal 2004, the Company realized a $0.5 million benefit due to the sale of inventory that had been fully written reserved in prior periods as it was not expected to be sold. In fiscal 2003, the Company realized a $2.1 million benefit due to the sale of inventory that had been fully reserved in prior periods.

In fiscal 2005, the raw material and work in progress decreased significantly due to completion of the outsourcing of certain product lines during the year. The finished goods inventory also increased because of the same reason.

Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term.

Other Assets. Included in other assets as of March 31, 2005 are long-term deposits of $0.4 million for premises leased by the Company and $0.9 million for long-term accounts receivable. The long-term accounts receivable is due to the extended terms of credit granted by the Company to some of its customers in order to position itself favorably in certain markets.

As of March 31, 2004, other assets included deposits of $0.4 million for premises leased by the Company and $1.8 million for long-term accounts receivable.

Accumulated Other Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” (“SFAS 130”) establishes standards for reporting and display of comprehensive income (loss) and its components. SFAS 130 requires companies to report comprehensive income (loss), which includes unrealized holding gains and losses and other items that have previously been excluded from net income (loss) and reflected instead in stockholders’ equity. The Company’s comprehensive loss consists of net loss plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated balances for each component of accumulated other comprehensive income (loss) are as follows:

	March 31,
	2005	2004
	(in thousands)
Unrealized holding loss on available-for-sale-securities	$(46)	$12
Cumulative foreign exchange translation adjustment	(12,536)	(13,374)

Accumulated other comprehensive loss	$(12,582)	$(13,362)

Foreign Currency Translation. The functional currency of the Company’s subsidiaries located in the United Kingdom and New Zealand is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Income and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of these subsidiaries’ financial statements are included in the consolidated statements of operations. The Company’s other international subsidiaries use their respective local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss.

Determination of the functional currency is dependent upon the economic environment in which an entity operates as well as the customers and suppliers the entity conducts business with. Changes in the facts and circumstances may occur and could lead to a change in the functional currency of that entity.

Gains and losses resulting from foreign exchange transactions and the costs of foreign currency contracts are included in other income (expense) in the accompanying consolidated statements of operations. Net foreign exchange losses of $0.6 million, $0.8 million and $0.8 million were recorded in fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

Derivative Financial Instruments. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are recorded on the balance sheet at fair value.

We manufacture and sell product internationally subjecting us to currency risk. Derivatives are employed to eliminate, reduce, or transfer selected foreign currency risks that can be identified and quantified. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. The Company’s policy is to hedge forecasted and actual foreign currency risk with forward contracts that expire within twelve months. Foreign currency contracts to hedge exposures are not available in certain currencies, such as the Nigerian Naira. Specifically, the Company hedges foreign currency risks relating to firmly committed backlog, open purchase orders and non-functional currency monetary assets and liabilities. Derivatives hedging non-functional currency monetary assets and liabilities are recorded on the balance sheet at fair value and changes in fair value are recognized currently in earnings.

Additionally, the Company hedges forecasted non-U.S. dollar sales and non-U.S. dollar purchases. In accordance with SFAS 133, hedges of anticipated transactions are designated and documented at inception as “cash flow hedges” and are evaluated for effectiveness, excluding time value, at least quarterly. The Company records effective changes in the fair value of these cash flow hedges in accumulated other comprehensive income

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(“OCI”) until the revenue is recognized or the related purchases are recognized in cost of sales, at which time the changes are reclassified to revenue and cost of sales, respectively. All amounts accumulated in OCI at the end of the year will be reclassified to earnings within the next 12 months.

The following table summarizes the activity in OCI, with regard to the changes in fair value of derivative instruments, for fiscal 2005 and fiscal 2004 (in thousands):

	Twelve Months Ended March 31, 2005 Gains/(Losses)	Twelve Months Ended March 31, 2004 Gains/(Losses)
Beginning balance as of April 1	$23	$(56)
Net changes	644	677
Reclassifications to revenue	(526)	(542)
Reclassifications to cost of sales	(51)	(56)

Ending balance as of March 31	$90	$23

A loss of $0.2 million in each of the fiscal years ending 2005 and 2004, and a loss of $0.1 million in fiscal 2003 was recognized in other income and expense related to the exclusion of time value from effectiveness testing. A gain of $0.1 million was recognized in other income and expense in fiscal 2003 resulting from forecasted transactions that did not occur. The gain/loss resulting from forecasted transactions that did not occur in fiscal 2005 and fiscal 2004 was insignificant.

Revenue Recognition. The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

Revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed.

Research and Development. All research and development costs are expensed as incurred.

Stock-Based Compensation. The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Accordingly, no compensation is recognized for employee stock options granted with exercise prices greater than or equal to the fair value of the underlying common stock at date of grant. If the exercise price is less than the market value at the date of grant, the difference is recognized as deferred compensation expense, which is amortized over the vesting period of the options.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, if the Company had elected to recognize compensation cost based on the fair market value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

	Years ended March 31,
	2005	2004	2003
	(in thousands, except per share amounts)
Net loss—as reported	$(45,946)	$(37,068)	$(51,555)
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(11,630)	(9,961)	(13,449)

Net loss—pro forma	$(57,576)	$(47,029)	$(65,004)

Basic and diluted loss per share – as reported	$(0.51)	$(0.44)	$(0.62)
Basic and diluted loss per share – pro forma	$(0.64)	$(0.56)	$(0.79)

For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years ended March 31,
	2005	2004	2003
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock volatility	96.8%	96.6%	96.3%
Risk-free interest rate	2.7 – 3.9%	2.2 – 3.3%	2.8 – 4.7%
Expected life of options from vest date	1.5 years	1.7 years	1.7 years
Forfeiture rate	Actual	Actual	Actual

The fair value of each share granted under the employee stock purchase plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years ended March 31,
	2005	2004	2003
Expected stock volatility	75.7%	89.6%	121.4%
Risk-free interest rate	1.6%	1.0%	1.5%
Expected life of options from vest date	0.3 years	0.2 years	0.3 years

The weighted average fair value of stock options granted during fiscal 2005, fiscal 2004 and fiscal 2003 was $1.53, $3.05 and $1.40 respectively.

Loss Per Share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period. Net loss per share is computed using only the weighted average number of shares of common stock outstanding during the period, as the inclusion of potentially dilutive securities would be anti-dilutive.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2005, there were 870,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2005. As of March 31, 2004, there were 2,399,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2004. As of March 31, 2003, there were 607,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2003.

Income Taxes. The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes, and such amounts recognized for income tax reporting purposes, and operating loss and other tax credit carryforwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized in the future.

Recent Accounting Pronouncements. In March 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. Interpretation No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company is currently evaluating the provision and does not expect the adoption of this standard to have a material impact on its results of operations or financial condition.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, which provides guidance on the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (see discussion below). In particular, SAB No. 107 provides key guidance related to valuation methods (including assumptions such as expected volatility and expected term), the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), the modification of employee share options prior to the adoption of SFAS No. 123(R), the classification of compensation expense, capitalization of compensation cost related to share-based payment arrangements, first-time adoption of SFAS No. 123(R) in an interim period, and disclosures in Management’s Discussion and Analysis subsequent to the adoption of SFAS No. 123(R). SAB No. 107 became effective on March 29, 2005. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123(R).

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires all stock-based compensation to be recognized as an expense in the financial statements and that such cost be measured according to the fair value of stock options. SFAS 123(R) was to be effective for quarterly periods beginning after June 15, 2005, which is the Company’s first quarter of fiscal 2006. In April 2005, the SEC delayed the required compliance date for certain public companies to fiscal years beginning after June 15, 2005. Accordingly, the Company will be required to comply with FAS 123(R) in fiscal 2007. While the Company currently provides the pro forma disclosures required by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” on a quarterly basis (see “Note 2—Stock-Based Compensation”), it is currently evaluating the impact this statement will have on its consolidated financial statements.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expense, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”) and FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-1 clarifies the guidance in FASB Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”) that applies to the new deduction for qualified domestic production activities under the American Jobs Creation Act of 2004 (the “Act”). FSP 109-1 clarifies that the deduction should be accounted for as a special deduction under Statement 109, not as a tax-rate reduction, because the deduction is contingent on performing activities identified in the Act. As a result, companies qualifying for the special deduction will not have a one-time adjustment of deferred tax assets and liabilities in the period the Act is enacted. FSP 109-2 addresses the effect of the Act’s one-time deduction for qualifying repatriations of foreign earnings. FSP 109-2 allows additional time for companies to determine whether any foreign earnings will be repatriated under the Act’s one-time deduction for repatriated earnings and how the Act affects whether undistributed earnings continue to qualify for Statement 109’s exception from recognizing deferred tax liabilities. FSP 109-1 and FSP 109-2 were both effective upon issuance. The adoption of FSP 109-1 and FSP 109-2 did not have an impact on the Company’s financial statements for fiscal 2005.

In July 2004, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock.” This issue addresses the determination of whether an investment is in-substance common stock and when to perform that evaluation, but does not address the determination of whether an investor has the ability to exercise significant influence over the operating and financial policies of the investee. The pronouncement was effective for fiscal periods beginning after September 15, 2004. For existing investments, the investor should make an initial determination as to whether the investment is in-substance common stock based on the circumstances existing as of the date of first application of this issue. The adoption of this standard did not have a material impact on the Company’s consolidated balance sheet or statement of operations.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF No. 03-01”). EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under the Financial Accounting Standards Board (“FASB”) Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004. For investments accounted for under FAS 115, the disclosures are effective in annual financial statements for fiscal years ending after December 15, 2003. The adoption of this standard did not have a material impact on the Company’s consolidated balance sheet or statement of operations.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Acquired Intangible Assets

In fiscal 2004, the Company acquired the net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. (“Tellumat”) located in Cape Town, South Africa. As part of the purchase agreement the Company acquired $2.4 million of intangible assets. This $2.4 million of intangible assets has been assigned to intellectual property and was estimated to have a useful life of 18 months. In the third quarter of fiscal 2005, the Company accelerated amortization of the intangible assets due to the shut down of Cape Town operations and redesigning of the product acquired from Plessey Broadband Wireless. The Company amortized the entire balance of intangible assets and recorded $0.8 million in amortization expense in the third quarter of fiscal 2005.

Note 4. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy. Investments, under the Company’s policy, must have a rating, at the time of purchase, of A1 or P1 for short-term paper and a rating of A or better for long-term notes or bonds.

Accounts receivable concentrated with certain customers, primarily in the telecommunications industry and in certain geographic locations, may subject the Company to concentration of credit risk. As of March 31, 2005, no customer accounted for more than 10% of the accounts receivable balance. As of March 31, 2004, three customers accounted for 22%, 11% and 11%, of the accounts receivable balance, respectively.

The following table summarizes the number of our significant customers, each of whom accounted for more than 10% of our revenues, along with the percentage of revenues they individually represent.

	Years ended March 31,
	2005	2004	2003
Number of significant customers	1	1	2
Percentage of net sales	21%	19%	11%, 10%

The Company actively markets and sells products in Europe, Americas, Asia, Africa and Middle East. The Company performs on-going credit evaluations of its customers’ financial conditions and generally requires no collateral, although sales to Asia, Africa and the Middle East are primarily paid through letters of credit.

Note 5. Other Current Assets

Other current assets include the following (in thousands):

	March 31,
	2005	2004
	(in thousands)
Receivables from suppliers	$2,566	$3,886
Non-trade receivables	851	1,037
Prepaid expenses	5,615	4,730
Prepaid insurance	340	569
Tax refund	890	423
Other	310	287

	$10,572	$10,932

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepaid expenses as on March 31, 2005 and March 31, 2004 included approximately $2.1 million and $0.7 million, respectively, of taxes recoverable by some of our subsidiaries from the local tax authorities. Prepaid expenses as on March 31, 2005 and March 31, 2004 also included installation costs of $1.3 million and $1.1 million, respectively, incurred for customers, which is being deferred because revenue related to these costs was deferred.

Note 6. Accrued Liabilities

Accrued liabilities included the following:

	March 31,
	2005	2004
	(in thousands)
Customer deposits	$1,822	$1,175
Accrued payroll and benefits	2,250	2,891
Accrued commissions	2,117	2,041
Accrued warranty	5,340	4,277
Accrued restructuring	4,902	4,255
Accrual for contingent liabilities	—	1,866
Accrual for customer discount	3,688	—
Other	7,582	5,213

	$27,701	$21,718

Accrual for contingent liabilities of $1.9 million at March 31, 2004 was for claims made by trustees for unsecured creditors in the bankruptcy proceedings of the Company’s prior competitive local exchange carrier (“CLEC”) customers. In July 2004, the Company reached a settlement on the claims for $1.6 million. The remaining $0.3 million of accrual was reversed in the second quarter of fiscal 2005 and is included in the selling general and administrative expenses on the income statement.

The accrual of $3.7 million for customer discount was for discount on certain volume levels reached by a customer. Accrued other as of March 31, 2005 increased due to an increase in audit fees relating to work mandated by the Sarbanes-Oxley Act of 2002.

Note 7. Long-term debt.

On May 27, 2004 the Company borrowed $25 million on a long-term basis against its $35 million credit facility with a commercial bank. This $25 million loan is payable in equal monthly installments of principal plus interest over a period of four years. This loan bears interest at a fixed interest rate of 6.38% per annum. Short-term borrowings under the available $8.5 million of credit under the $10 million revolving credit portion of the initial $35 million credit facility will be at the bank’s prime rate, which was 5.75% per annum at March 31, 2005, or LIBOR plus 2%. This facility is secured by the Company’s assets. As of March 31, 2005 the Company has repaid $5.2 million of the loan. As part of the loan agreement, there is a tangible net worth covenant and a liquidity ratio covenant. As of March 31, 2005 the Company was in compliance with these financial covenants of the loan.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At March 31, 2005, future long term debt payment obligations were as follows:

Years ending March 31,
(in thousands)
2006	$6,250
2007	6,250
2008	6,250
2009	1,042

Total	$19,792

In May 2005, the Company entered into an amendment to the existing Credit Facility Agreement it had with the bank which expanded the amount of credit available under the facility and extended it to April 2007. Per the original agreement the amount of the revolving credit portion of the facility was restricted to $10 million. Under the amended terms, the total amount of revolving credit available was expanded to a total of $35 million less the outstanding balance of the long-term debt portion. The long-term debt portion of our credit facility was $19.3 million as of April 30, 2005. As the long-term debt portion is repaid, additional credit will be available under the revolving credit portion of the facility.

As of March 31, 2005, the Company had $2.5 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. These letters of credit generally expire in fiscal 2006.

Note 8. Restructuring charges.

In fiscal 2005, the Company recorded $7.4 million of restructuring charges. In order to reduce expenses and increase operational efficiency, the Company implemented a restructuring plan in the third quarter of fiscal 2005 which included the decision to shut down operations in Cape Town, South Africa, outsource the manufacturing at the New Zealand and Cape Town, South Africa locations and exit the sales and service offices in Argentina, Colombia and Brazil to independent distributors. As part of the restructuring plan, the Company reduced the workforce by 155 employees and recorded restructuring charges for employee severance and benefits of $4.0 million in the third quarter of fiscal 2005. In the third quarter of fiscal 2005, the Company also recorded $2.3 million for building lease obligations, $0.6 million for fixed asset write-offs and $0.5 million for legal and other costs. In the fourth quarter of fiscal 2005, the Company reversed $0.2 million of excess severance accrual. The Company also recorded an additional of $0.2 million accrual for the write off of fixed assets in the sales offices in Argentina and Colombia. The $2.3 million of restructuring charges recorded in fiscal 2005 for building lease obligation was for facilities which were vacated in fiscal 2002 and fiscal 2003 as explained in the following paragraphs. The vacated building lease obligations recorded as restructuring charges in fiscal 2002, fiscal 2003 and fiscal 2004 included payments required under lease contracts, less estimated sublease income after the property has been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The $2.3 million of charges for vacated building lease obligation recorded in fiscal 2005, were primarily due to a decrease in estimated future sublease income.

In fiscal 2004, the Company recorded $5.5 million of restructuring charges. The Company reduced the workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. The remaining $4.6 million of restructuring charges was for building lease obligations, which the were vacated in fiscal 2002 and fiscal 2003.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During fiscal 2003 and fiscal 2002, the Company announced several restructuring programs. These restructuring programs included the consolidation of excess facilities. Due to these actions, the Company recorded restructuring charges of $19.0 million in fiscal 2003 and $8.6 million in fiscal 2002 for vacated building lease obligations.

The following table summarizes the activity relating to restructuring charges for the three years ended March 31, 2005 (in millions):

	Severance and Benefits	Facilities and Other	Total
Balance as of April 1, 2002	$2.3	$7.1	$9.4
Provision in fiscal 2003	3.8	24.4	28.2
Cash payments	(4.6)	(7.3)	(11.9)
Non-cash expenses	—	(4.0)	(4.0)
Reimbursable transition costs	—	2.5	2.5

Balance as of March 31, 2003	1.5	22.7	24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)

Balance as of March 31, 2004	1.1	21.7	22.8
Provision in fiscal 2005	3.8	3.6	7.4
Cash payments	(3.8)	(4.0)	(7.8)
Non-cash expense	—	(0.6)	(0.6)
Reclassification of related rent accruals	—	1.2	1.2

Balance as of March 31, 2005	$1.1	$21.9	$23.0

Current portion	$1.1	$3.8	$4.9
Long-term portion	$—	$18.1	$18.1

Of the remaining accrual balance of $23.0 as of March 31, 2005, $22.7 million is expected to be paid out in cash. The Company expects $4.6 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.5 million of legal and other costs and $3.0 million of vacated building lease obligations) to be paid out in fiscal 2006 and vacated building lease obligations of $18.1 million to be paid out during fiscal 2007 through fiscal 2012.

Note 9. Commitments and Contingencies

The Company leases certain property and equipment, as well as its headquarters and manufacturing facilities, under non-cancelable operating leases that expire at various periods through 2012. At March 31, 2005, future minimum payment obligations under these leases were as follows:

Years ending March 31,
(in thousands)
2006	$5,795
2007	5,602
2008	5,810
2009	5,945
2010	6,110
2011 and beyond	5,138

Future minimum lease payments (a)	$34,400

(a)	Future minimum lease payments include $21.0 million of lease obligations that have been accrued as restructuring charges as of March 31, 2005.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rent expense under operating leases was $4.0 million for the year ended March 31, 2005, $4.5 million for the year ended March 31, 2004 and $5.5 million for the year ended March 31, 2003.

Legal Contingencies. The Company is a party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on its consolidated financial position, liquidity, or results of operations.

Contingencies in Manufacturing and Suppliers. Purchases for materials are highly dependent upon demand forecasts from the Company’s customers. Due to the uncertainty in demand from its customers, and in the telecommunications market in general, the Company may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchase commitments.

Warranty. At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of sales. The Company’s standard warranty is generally for a period of 27 months from the date of sale if the customer uses the Company’s or their approved installers to install the products, otherwise it is 15 months from the date of sale. The warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

The changes in the warranty reserve balances are as follows:

	Years Ended March 31,
	2005	2004	2003
	(in thousands)
Balance at the beginning of the year	$4,277	$4,219	$4,674
Additions related to current period sales	7,282	7,416	9,773
Warranty costs incurred in the current period	(5,227)	(7,207)	(10,123)
Adjustments to accruals related to prior period sales	(992)	(151)	(105)

Balance at the end of the year	$5,340	$4,277	$4,219

Note 10. Income Taxes

The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

The domestic and foreign components of loss before provision for income taxes were as follows:

	Years ended March 31,
	2005	2004	2003
	(in thousands)
Domestic	$(34,780)	$(29,897)	$(61,129)
Foreign	(10,711)	(5,038)	9,497

	$(45,491)	$(34,935)	$(51,632)

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes consisted of the following:

	Years ended March 31,
	2005	2004	2003
	(in thousands)
Current:
Federal	$—	$—	$(179)
State	80	46	16
Foreign	375	344	1,829

Total current	455	390	1,666
Deferred-foreign	—	1,743	(1,743)

	$455	$2,133	$(77)

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

	Years ended March 31,
	2005	2004	2003
	(in thousands)
Expected tax benefit	$(15,808)	$(12,227)	$(18,071)
State taxes, net of Federal benefit	(565)	335	(1,823)
Change in valuation allowance	10,202	16,775	18,239
Foreign taxes	375	344	85
Other	6,251	(3,094)	1,493

	$455	$2,133	$(77)

The major components of the net deferred tax asset consisted of the following:

	March 31,
	2005	2004
	(in thousands)
Inventory write offs	$10,585	$23,860
Restructuring reserves	8,610	8,536
Warranty reserves	1,763	1,388
Bad debt reserves	1,007	827
Net operating loss carry forwards	147,370	123,740
Tax credits	12,650	12,740
Impairment of investments	8,404	8,404
Depreciation reserves	(300)	(758)
Other	5,137	6,288

	195,226	185,025
Less: Valuation allowance	(195,226)	(185,025)

Net deferred tax asset	$—	$—

The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized. In accordance with SFAS No. 109, “Accounting for Income Taxes”, the Company believes it is more likely than not that it will not fully realize these benefits and, accordingly, has continued to provide a valuation allowance for them. The valuation allowance increased by approximately $10.2 million during the year ended March 31, 2005.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At March 31, 2005, the Company had U.S. Federal and State net operating loss carry forwards available to offset future taxable income, if any, of approximately $404.8 million and $88.1 million, respectively. The net operating losses expire in various years through 2025. Tax credits include approximately $8.7 million of Federal minimum tax and State research credits that carry forward indefinitely. The remaining tax credits of $5.3 million are Federal and State credits that expire in various years through 2025. The Internal Revenue Code contains provisions that may limit the net operating loss and credit carry forwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and accordingly, no provision for federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries.

Note 11. Common Stock

Issue of Common Stock and Warrants

During the second quarter of fiscal 2005, the Company raised $22.9 million cash (net of expenses of $1.4 million) by issuing 10,327,120 shares of common stock at a price of $2.36 per share. In connection with the closing of this sale of shares on September 24, 2004, the Company issued 2,581,780 warrants to purchase up to 2,581,780 shares of the Company’s common stock at an exercise price of $2.95 per share as an incentive to invest in the Company. The warrants expire five years from the date of issue. The Company allocated $4.1 million of the sales price to the warrants based on the relative fair value of the warrants. The value of the warrants was determined using the Black-Scholes option-pricing model and the following weighted average assumptions: contractual term of five years from date of grant, risk free interest rate of 3.36%, volatility of 96.74%, and expected dividend yield of 0%.

Stock Option Plans. The Company grants options to employees under several stock option plans. The Company’s 1984 Stock Option Plan (the “1984 Plan”) provides for the grant of both incentive and nonqualified stock options to its key employees and certain independent contractors. Upon the adoption of its 1994 Stock Incentive Plan (“the 1994 Plan”), the Company terminated future grants under the 1984 Plan. The 1994 Stock Incentive Plan terminated in July 2004.

In April 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”). The 1996 Plan authorizes 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1996 Plan will terminate on the date on which all shares available have been issued.

In November 1997, the Company adopted the 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), which became effective on January 2, 1998. The 1998 Plan authorizes 500,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1998 Plan will terminate on the date on which all shares available have been issued.

The 1999 Stock Incentive Plan (the “1999 Incentive Plan”), approved by the Company’s stockholders in August 1999, provides for the issuance of stock options covering up to 2,500,000 shares of its Common Stock. In August 2001, the stockholders approved the reservation for issuance of 4,000,000 additional shares of Common Stock under the 1999 Incentive Plan. The 1999 Incentive Plan enables the Company to grant options as needed to retain and attract talented employees. Options generally vest over four years and expire after 10 years. The 1999 Plan will terminate on the date on which all shares available have been issued.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2002, the shareholders approved the 2002 Stock Incentive Plan, which provides for the issuance of stock options and grants of the Company’s common stock covering up to 10,000,000 shares of its common stock. The purposes of the plan are to give the Company’s employees and others who perform substantial services for the Company an incentive, through ownership of its common stock. The plan permits the grant of awards to the Company’s directors, officers, consultants and other employees. The awards may be granted subject to vesting schedules and restrictions on transfer. The 2002 Stock Incentive Plan also contains two separate equity incentive programs, (i) a non-employee director option program under which option grants will be made at specified intervals to non- employee directors of the Company’s board of directors and (ii) a non-employee director stock program under which non-employee directors of the Company’s board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of the Company’s common stock. The 2002 Stock Incentive Plan will terminate in August 2009, unless previously terminated by the Company’s board of directors.

At March 31, 2005, the Company had reserved 7,817,904 shares for future issuance under all stock options plans for which there were options available for grant.

In accordance with the provisions of SFAS No. 123 (“SFAS 123”), the Company has applied Accounting Principles Board Opinion No. 25, (“APB 25”), and related interpretations in accounting for its stock option plans, and has disclosed the summary of the pro forma effects on reported net loss and loss per share information for fiscal 2005, 2004, and 2003, based on the fair market value of the options granted at the grant date as prescribed by SFAS 123. See Note 2 for the proforma disclosure under SFAS 123.

The following table summarizes the Company’s stock option activity under all of its stock option plans:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(shares in thousands)
Options outstanding at beginning of year	13,175	$5.85	12,258	$8.57	7,777	$13.21
Granted	192	2.43	4,581	4.60	5,383	2.04
Exercised	(122)	2.06	(189)	2.18	(17)	2.40
Expired or canceled	(1,426)	4.40	(3,475)	14.02	(885)	9.89

Options outstanding at end of year	11,819	$6.01	13,175	$5.85	12,258	$8.57

Exercisable at end of year	6,955		4,488		4,314
Weighted average fair value of options granted	$1.53		$3.05		$1.40

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the stock options outstanding at March 31, 2005:

	Options Outstanding			Options Exercisable
Actual Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(shares in thousands)
$ 0.23 – 2.01	1,666	4.22	$1.99	1,164	$1.99
2.02 – 2.05	2,375	4.71	2.05	1,395	2.05
2.11 – 4.38	3,315	5.75	4.18	1,053	4.06
4.51 – 5.36	1,242	3.62	5.19	818	5.15
5.38 – 6.94	1,187	5.92	6.11	992	6.12
7.03 – 14.63	1,184	3.01	9.95	1,183	9.95
16.38 – 37.00	850	4.90	27.59	350	24.05

$ 0.23 – 37.00	11,819	4.78	$6.01	6,955	$5.74

Employee Stock Purchase Plans. The Company has an Employee Stock Purchase Plan which was adopted in June 1999 (the “1999 Purchase Plan”) under which all employees, subject to certain restrictions, may purchase Common Stock under the Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the 1999 Purchase Plan. The Company sold 364,883 shares in fiscal 2005, 343,222 shares in fiscal 2004, 409,044 shares in fiscal 2003, 318,227 shares in fiscal 2002, 111,441 shares in fiscal 2001 and 93,189 shares in fiscal 2000 under the 1999 Purchase Plan. As of March 31, 2005 there were approximately 0.3 million shares reserved for issuance under this plan.

Note 12. Benefit plans.

The Company has certain defined contribution plans for which the expense amounted to $0.4 million in fiscal 2005, $0.4 million in fiscal 2004 and $0.7 million in fiscal 2003. The Company’s contributions to the savings plan are based upon a certain percentage of the employees’ elected contributions.

Note 13. Operating Segment and Geographic Information

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about products, geographic information, and major customers. Operating segment information for fiscal 2005, 2004, and 2003 is presented in accordance with SFAS 131.

The Company is organized into two operating segments: Products and Services. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision-Maker as defined by SFAS 131. Resources are allocated to each of these groups using information on their revenues and operating profits before interest and taxes.

The Products operating segment includes the Eclipse™, XP4™, Altium®, DXR® and Velox™ digital microwave systems for digital transmission markets. The Company began commercial shipments of a new wireless platform consisting of an Intelligent Node Unit and a radio element, which combined are called Eclipse™ (“Eclipse”), in January 2004. The Company designs and develops the above products in Wellington,

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Zealand and San Jose, California. Prior to June 30, 2002, the Company manufactured the XP4 and Altium family of digital microwave radio products in San Jose, California. In June 2002, the Company entered into an agreement with Microelectronics Technology Inc. (MTI), a Taiwanese company, for outsourcing of the Company’s XP4 and Altium products manufacturing operations. In the third quarter of fiscal 2005, the Company outsourced its DXR manufacturing operations in New Zealand to GPC in Australia and Velox manufacturing operations in Cape Town, South Africa to Benchmark Electronics in Thailand.

On March 1, 2005, the Company entered into an exclusive licensing agreement with 2MG, Inc (also known as Radiolan) for its Bridgelink Orthogonal frequency-division multiplexing (“OFDM”) intellectual property. The product Bridgelink OFDM was introduced by the Company in May 2005.

The Services operating segment includes, but is not limited to, installation, repair, spare parts, network design, path surveys, integration, and other revenues. The Company maintains regional service centers in Lanarkshire, Scotland and Clark Field, Pampanga, Philippines.

Operating segments generally do not sell products to each other, and accordingly, there are no significant inter-segment revenues to be reported. The Company does not allocate interest and taxes to operating segments. The accounting policies for each reporting segment are the same.

	Years ended March 31,
	2005	2004	2003
	(in thousands)
Products
Revenues	$151,616	$129,093	$167,007
Operating loss	(47,064)	(39,987)	(57,407)
Services and other
Revenues	28,686	28,255	30,697
Operating profit	3,343	5,442	6,513
Total
Revenues	$180,302	$157,348	$197,704
Operating loss	(43,721)	(34,545)	(50,894)

Revenues by product from unaffiliated customers for fiscal 2005, 2004, and 2003 are as follows:

	2005	2004	2003
	(in thousands)
XP4	$64,125	$57,497	$76,930
DXR	16,120	23,917	36,863
Altium	23,985	39,613	49,471
Eclipse	39,599	3,348	—
Other Products	7,787	4,718	3,743

Total Products	$151,616	$129,093	$167,007
Total Services and other	28,686	28,255	30,697

Total Revenue	$180,302	$157,348	$197,704

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues by geographic region from unaffiliated customers for fiscal 2005, 2004, and 2003 are as follows:

	2005	2004	2003
	(in thousands)
United States	$11,446	$6,314	$10,563
Other Americas	23,839	18,870	17,706
Russia	35,456	14,689	14,097
Other Europe	32,955	36,165	38,584
Middle East	17,520	16,416	15,138
Nigeria	10,081	25,705	21,047
Other Africa	16,963	9,824	11,511
Thailand	4,320	3,079	22,558
Other Asia/Pacific	27,722	26,286	46,500

Total revenues	$180,302	$157,348	$197,704

Long-lived assets consisted primarily of property and equipment at March 31, 2005 and 2004. Net property and equipment by country was as follows:

	2005	2004
	(in thousands)
United States	$4,774	$6,912
United Kingdom	15,778	15,388
Other foreign countries	7,676	8,875

Net property and equipment	$28,228	$31,175

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Stratex Networks, Inc.

San Jose, California

We have audited the accompanying consolidated balance sheets of Stratex Networks, Inc. and subsidiaries (“the Company”) as of March 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stratex Networks, Inc. and subsidiaries as of March 31, 2005 and 2004, and the results of their operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated June 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 14, 2005

Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2005 and 2004 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Fiscal 2005
Net sales	$46,041	$43,615	$49,519	$41,127
Gross profit (1)	6,926	8,428	7,504	3,465
Loss from operations	(7,463)	(6,135)	(17,292)	(12,831)
Net loss	(7,984)	(6,778)	(17,934)	(13,250)
Basic and diluted net loss per common share (2)	(0.09)	(0.08)	(0.19)	(0.14)

Market price range common stock (3)
High	$5.19	$3.38	$2.40	$2.45
Low	2.40	1.98	1.65	1.45
Quarter-end Close	2.95	2.24	2.26	1.84

Fiscal 2004
Net sales	$35,967	$36,882	$40,250	$44,249
Gross profit (1)	7,346	7,063	6,099	7,649
Loss from operations	(3,496)	(6,858)	(9,577)	(14,614)
Net loss	(3,375)	(7,002)	(9,901)	(16,790)
Basic and diluted net loss per common share (2)	(0.04)	(0.08)	(0.12)	(0.20)

Market price range common stock (3)
High	$3.74	$5.00	$5.20	$6.85
Low	2.15	2.67	3.15	4.70
Quarter-end Close	3.12	3.85	4.30	5.35

(1)	Gross profit is calculated by subtracting cost of sales from net sales.
(2)	Earnings (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share will not necessarily equal the total for the year.
(3)	The Company’s common stock is traded on the Nasdaq National Market under the symbol STXN.

The Company has not paid cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future in order to retain earnings for use in its business. At March 31, 2005, there were approximately 395 stockholders of record.

Appendix C

Stockholder Information

Appendix C

STOCKHOLDER INFORMATION

Executive Offices	Independent Public Accountants
Stratex Networks, Inc.	Deloitte & Touche LLP
120 Rose Orchard Way	225 West Santa Clara Street
San Jose, CA 95134	Suite 600
(408) 943-0777	San Jose, CA 95113
(408) 704-4000

Transfer Agent and Registrar	Investor Relations Contact
Mellon Investor Services	Carl A. Thomsen
85 Challenger Road	CFO
Ridgefield Park, NJ 07660	Stratex Networks, Inc.
www.melloninvestor.com	120 Rose Orchard Way
(800) 522-6645 Domestic Holders	San Jose, CA 95134
(201) 329-8660 Foreign Holders	(408) 943-0777
(800) 231-5469 Hearing Impaired	ir@stratexnet.com

Stockholder Inquiries

Questions relating to stockholder records, change of ownership and change of address should be sent to our transfer agent, Mellon Investor Services, whose address appears below.

Financial Information

Securities analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed above.

2005 Annual Report

To control costs and to meet our stockholders’ needs, we have published this 2005 Annual Report to Stockholders, including the Consolidated Financial Statements and Management’s Discussion and Analysis, as an appendix to the Corporation’s Proxy Statement. Further information regarding various aspects of our business can be found on our web site (www.stratexnet.com).

Electronic Delivery

In an effort to reduce paper mailed to your home and to help lower printing and postage costs, we now offer stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending future paper copies of these documents to you by mail. To participate, follow the instructions at www.icsdelivery.com.

On-Line Voting at www.eproxy.com/stxn

If you are a registered stockholder, you may now use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on August 8, 2005. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

www.stratexnet.com

Stratex Networks’ web site provides access to a wide variety of information including products, new releases, and financial information. A principal feature of the web site is the Investor Relations section, which contains general financial information and access to the current Proxy Statement and Annual Report to Stockholders. The site also provides archived information (e.g., historical financial releases, annual reports and stock prices) and access to conference calls and analyst group presentations. Another interesting feature is the “email alert,” which allows users to receive automatic updates informing them when new items such as calendar events, news releases, presentations, annual reports and SEC documents are added to the site.

www.melloninvestor.com

Mellon Investor Services’ web site provides access to an Internet self-service product, Investor ServiceDirect(SM) (“ISD”). Through ISD, registered stockholders can view their account profiles, stock certificate histories, Form 1099 tax information, current stock price quote (20-minute delay), and historical stock prices. Stockholders may also request the issuance of stock certificates, duplicate Form 1099s, safekeeping of stock certificates, or an address change.

CORPORATE DIRECTORY

Officers and Senior Executives Who Report to the CEO and other Officers

Charles D. Kissner

Chairman of the Board and Chief Executive Officer

Carl A. Thomsen

Senior Vice President

Chief Financial Officer and Secretary

John C. Brandt

Vice President, Global Operations

Carol A. Goudey

Corporate Treasurer and Assistant Secretary

Paul A. Kennard

Vice President of Product Development and

Chief Technical Officer

Juan B. Otero

General Counsel and Assistant Secretary

Gregory L. Overholtzer

Corporate Controller

Larry M. Brittain

Vice President, Worldwide Sales and Service

Directors

Richard C. Alberding

Executive Vice President (Retired)

Hewlett-Packard Company

John W. Combs

Chief Executive Officer

Shortel, Inc.

Charles D. Kissner

Chairman of the Board and Chief Executive Officer,

Stratex Networks, Inc.

James D. Meindl, Ph.D.

Director

Microelectronics Research Center

Joseph M. Pettit Chair

Professor of Microelectronics

Georgia Institute of Technology

V. Frank Mendicino

Managing Director

Access Venture Partners

William A. Hasler

Chairman of the Board

Solectron Corporation

Edward F. Thompson

Chief Financial Officer (Retired)

Amdahl Corporation

Independent Auditors

Deloitte & Touche LLP

San Jose, California

Outside Legal Counsel

Morrison & Foerster LLP

Palo Alto, California

Registrar and Transfer Agent

Mellon Investor Services LLC

San Francisco, California

Corporate Headquarters

Stratex Networks, Inc.

120 Rose Orchard Way

San Jose, California 95134 USA

Principal Subsidiaries

Stratex Networks (UK) Limited

Lanarkshire, Scotland

Stratex Networks Mexico, S.A. de C.V.

Mexico D.F., Mexico

Stratex Networks (India) Private Limited

New Delhi, India

Stratex Networks (Philippines), Inc.

Makati City, Philippines

Stratex Networks (NZ) Limited

Wellington, New Zealand

Stratex Networks Nigeria Ltd.

Lagos, Nigeria

Stratex Networks (S) Pte. Ltd.

Singapore

Stratex Networks (Thailand) Ltd.

Bangkok, Thailand

Stratex Networks Polska Spolka z.o.o

Warsaw, Poland

Sales and Service Offices

North America:

San Jose, California

Amesbury, Massachusetts

Gig Harbor, Washington

Satellite Beach, Florida

Central and South America:

Mexico City, Mexico

Santa Fe de Bogota, Colombia

Buenos Aires, Argentina

Sao Paulo, Brazil

Europe:

Lanarkshire, Scotland

Freising, Germany

Warsaw, Poland

Aix en Provence, France

Lisbon, Portugal

Middle East:

Dubai, United Arab Emirates

Africa:

Midrand, South Africa

Lagos, Nigeria

Asia/Pacific:

Singapore

Wellington, New Zealand

Beijing, China

Clark Special Economic Zone, Philippines

Metro Manila, Philippines

New Delhi, India

Melbourne, Australia

Bangkok, Thailand

Selangor, Malaysia

SEC Form 10-K

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:

Stratex Networks, Inc.

Attn: Investor Relations

120 Rose Orchard Way

San Jose, California 95134

Cautionary Statements

This annual Report contains forward-looking statements concerning the Company’s goals, strategies, and expectations for business and financial results, which are based on current expectations, estimates, and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. For a discussion of these risks and uncertainties, please refer to the Company’s Form 10-K filed June 14, 2005, with the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF STRATEX NETWORKS, INC.

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 9, 2005

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated July 8, 2005, and the 2005 annual report to stockholders, and hereby appoints Carl A. Thomsen and Carol A. Goudey or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 annual meeting of stockholders of Stratex Networks, Inc. to be held on August 9, 2005 at 2:30 p.m., local time, at the company’s principle executive offices located at 120 Rose Orchard Way, San Jose, California, and at any adjournment or postponement thereof, and to vote all shares of the company’s common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OR RE-ELECTION, AS THE CASE MAY BE, OF THE DIRECTOR NOMINEES LISTED BELOW AND FOR THE OTHER PROPOSALS LISTED BELOW.

1. ELECTION OF DIRECTORS

____	FOR all director nominees listed below (except as indicated)	____	WITHHOLD AUTHORITY to vote for all director nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE’S NAME IN THE LIST BELOW.

RICHARD C. ALBERDING	CHARLES D. KISSNER	EDWARD F. THOMPSON

JAMES D. MEINDL	WILLIAM A. HASLER	V. FRANK MENDICINO

2. AMENDMENT AND RESTATEMENT OF STRATEX NETWORKS, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

____ FOR        ____ AGAINST        ____ ABSTAIN

3. RATIFICATION OF INDEPENDENT AUDITORS

____ FOR        ____ AGAINST        ____ ABSTAIN

DATED: _________________________, 2005

Signature	Signature

Print Name	Print Name

This proxy should be marked, dated and signed exactly as your name appears on your stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.